Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CARGURUS, INC.,

CAROFFER, LLC,

CAROFFER INVESTORS HOLDING, LLC,

CarOffer MidCo, LLC,

THE INDIRECT MEMBERS
(as defined herein),

BRUCE THOMPSON,
as the Sellers’ Representative

and

THE RESPONSIBLE PARTY

(as defined herein)

November 6, 2023

TABLE OF CONTENTS

Page

Article I DEFINITIONS; PURCHASE AND SALE OF MEMBERSHIP INTERESTS		1
1.1	Definitions	1
1.2	Purchase and Sale of Membership Units	12
1.3	Purchase Price; Consideration Spreadsheets	12
1.4	Closing	14
1.5	Deliveries at Closing	14
1.6	Escrow	15
1.7	Payment	15
1.8	Tax Treatment and Purchase Price Allocation	16
1.9	Further Action	17
Article II REPRESENTATIONS AND WARRANTIES OF EACH MEMBER		17
2.1	Ownership	17
2.2	Authorization; Enforceability	17
2.3	Non-Contravention	17
2.4	Ownership of Equity Interests	17
2.5	No Actions	18
2.6	Brokers’, Finders’ Fees, etc	18
2.7	Disclosure of Information	18
2.8	Spousal Consent	18
Article III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		18
3.1	Authorization; Enforceability	19
3.2	Subsidiaries	19
3.3	Capitalization; Indebtedness; Net Working Capital; Cash	19
3.4	Title to Assets; Sufficiency	20
3.5	Financial Statements	20
3.6	No Undisclosed Liabilities	21
3.7	Litigation	21
3.8	Permits	21
3.9	Compliance with Laws	21
3.10	Intellectual Property	21
3.11	Contracts and Commitments	26
3.12	Benefit Plans	27
3.13	Employees; Labor Relations	27
3.14	Brokers’, Finders’ Fees, etc	28
3.15	Affiliate Transactions	28
3.16	Bank Accounts	29
3.17	Insurance	29
3.18	Significant Business Relationships	29

i

3.19	Complete Copies of Materials	29
Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		29
4.1	Authorization; Enforceability	29
4.2	Governmental Authorization	30
4.3	Non-Contravention	30
4.4	Brokers’, Finders’ Fees, etc	30
Article V COVENANTS		30
5.1	Access and Investigation	30
5.2	Operation of the Business of the Company	30
5.3	Notification	33
5.4	Further Action	33
5.5	Confidentiality	34
5.6	Reasonable Efforts	34
5.7	Further Assurances	34
5.8	Public Announcements	34
5.9	Expenses	35
5.10	No Transfers of Direct Member or Company Equity Securities	35
5.11	Integration Efforts	35
5.12	Certain Closing Financial Information	36
5.13	Termination and Release of Original Indemnification Rights by Buyer	36
Article VI CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		36
6.1	Representations and Warranties	36
6.2	Covenants	37
6.3	Governmental Consent	37
6.4	No Material Adverse Effect	37
6.5	Certain Financial Condition Requirements	37
6.6	Effective Agreements	37
6.7	No Restraints	37
6.8	No Other Actions	37
6.9	Members’ Certificate	37
6.10	Certificate of Good Standing	38
6.11	Transaction Documents	38
6.12	Release Agreement	38
6.13	Resignation Letter	38
6.14	Form W-9	38
6.15	Termination of Pearl	38
Article VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE MEMBERS		38
7.1	Representations and Warranties	39
7.2	Covenants	39
7.3	Governmental Consent	39

7.4	Officer’s Certificate	39
7.5	No Restraints	39
7.6	Transaction Documents	39
Article VIII TERMINATION		39
8.1	Termination Events	39
8.2	Termination Procedures	40
8.3	Effect of Termination	41
Article IX INDEMNIFICATION		41
9.1	Survival of Representations, Covenants and Agreements	41
9.2	Indemnification	42
9.3	Limitations	43
9.4	No Contribution	45
9.5	Claims Procedures	45
9.6	Third Party Claims	46
9.7	Release from Escrow	46
9.8	Bruce Thompson Escrow	47
Article X MISCELLANEOUS PROVISIONS		47
10.1	Amendment and Modification	47
10.2	Waiver of Compliance	47
10.3	Notices	48
10.4	Binding Nature; Assignment	48
10.5	Entire Agreement	49
10.6	Expenses	49
10.7	Press Releases and Announcements	49
10.8	Governing Law	49
10.9	Jurisdiction; Service of Process	49
10.10	Waiver of Jury Trial	49
10.11	Interpretation	50
10.12	Specific Performance	50
10.13	Severability	50
10.14	Counterparts	50
10.15	Sellers’ Representative	50
10.16	Responsible Party	51

Schedules and Exhibits

Schedule 1.1(a) – Indirect Members

Schedule 1.1(b) – Responsible Party

Schedule 1.1(b) – Purchased Units

Schedule 1.1(d) – Working Capital Guidelines

Schedule 1.1(e) – Normalized Financial Targets

Schedule 1.1(f) – Restricted Cash Schedule

Schedule 3.11 – Key Vendors

Schedule 5.2 – Operation of the Business

Schedule 6.13 – Employee Resignations

Exhibit A – Payments Administration Agreement

Exhibit B – Escrow Agreement

Exhibit C – Disclosure Schedule

Membership INTEREST Purchase Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 6, 2023 (the “Agreement Date”), by and among CarGurus, Inc., a Delaware corporation (the “Buyer”), CarOffer, LLC, a Delaware limited liability company (the “Company”), CarOffer Investors Holding, LLC, a Delaware limited liability company (“TopCo”), CarOffer Midco, LLC, a Delaware limited liability company (“Midco”, together with TopCo, each, a “Direct Member”, and collectively, the “Direct Members”), each of the Persons set forth on Schedule 1.1(a) hereto (each, an “Indirect Member” and collectively, the “Indirect Members”), Bruce T. Thompson, an individual residing in Texas (the “Sellers’ Representative”), in his capacity as the Sellers’ Representative, and the Person set forth on Schedule 1.1(b) (the “Responsible Party”).

A. Buyer desires to purchase from the Direct Members, and each Direct Member desires to sell to Buyer, the Membership Units set forth on Schedule 1.1(c) hereto (the “Purchased Units”), on the terms and subject to the conditions set forth herein;

B. The Direct Members are direct equityholders of the Company and collectively own all of the Purchased Units, which, together with the Membership Units owned by Buyer, constitute all of the outstanding equity interests of the Company;

C. The Indirect Members are indirect beneficial equityholders of the Company and collectively own, directly or indirectly, all of the issued and outstanding equity interests of Direct Members;

D. The Indirect Members are receiving substantial benefits as a result of entering into this Agreement;

E. A portion of the consideration otherwise payable to the Indirect Members in connection with the Transactions shall be placed in escrow by Buyer as partial security for the indemnification obligations of the Indirect Members set forth in this Agreement;

F. Concurrently with the signing of this Agreement, each of the Members and the Responsible Party has entered into and delivered a duly executed copy of the Release Agreement to Buyer, which Release Agreement will be effective at the Closing; and

G. Buyer and each of the Members and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions.

NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements which are to be made and performed by the respective parties hereto, it is agreed as follows:

Article I

DEFINITIONS; PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1 Definitions. The following terms when used in this Agreement have the meanings set forth below:

“Action” means any action, order, writ, injunction, written demand, written claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, (i) with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) with respect to any Person that is a natural Person, such Person’s individual’s spouse, parent, sibling, child, grandchild or other descendent thereof (whether natural or adopted) and each trust, limited partnership, limited liability company or other estate or Tax planning vehicle or entity created for the exclusive benefit of the individual or one or more of such Persons.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulations promulgated thereunder.

“Agreement Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Books and Records” means the business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers, sales order files, purchase order files, engineering order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, specifications, technical data, and other books and records of the Company.

“Business” means the business as presently conducted, and currently proposed to be conducted, by the Company as of the Agreement Date.

“Business Day” means any day on which banking institutions in Boston, Massachusetts are open for the purpose of transacting business.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Closing Certificate” has the meaning set forth in Section 7.4.

“Buyer Cure Period” has the meaning set forth in Section 8.1(e).

“Buyer Fundamental Representations” means the representations of Buyer set forth in Section 4.1 (Authorization; Enforceability), and Section 4.4 (Brokers’ Finders’ Fees, etc.).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Knowledge Party” means Jason Trevisan, Sam Zales, Javier Zamora, Stephen Cardente, Stephen Hodgson, Jenna Carlson or Ivy Sin.

“Claim Certificate” has the meaning set forth in Section 9.5(a).

“Class CO-A Units” means the membership interests of the Company designated as Class CO-A Units in the Operating Agreement.

“Class CG Units” means the membership interests of the Company designated as Class CG Units in the Operating Agreement.

“Class CO Units” means the membership interests of the Company designated as Class CO Units in the Operating Agreement.

“Closing” has the meaning set forth in Section 1.4.

“Closing Calculations” has the meaning set forth in Section 5.12.

“Closing Cash Balance” has the meaning set forth in Section 5.12.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Payment” has the meaning set forth in Section 1.5(b)(i).

“Closing Pro Rata Portion” means, with respect to an Indirect Member, the percentage set forth next to such Indirect Member’s name in the Consideration Spreadsheet under the heading “Closing Pro Rata Portion”. For purposes of clarity, the sum of all “Closing Pro Rata Portions” shall at all times equal one hundred percent (100%).

“Closing Cash Reference Time” has the meaning set forth in Section 5.12.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Assets” has the meaning set forth in Section 3.4.

“Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Company Cash” means the Company’s cash (excluding Restricted Cash) and cash equivalents held in bank accounts owned and controlled by the Company. For the avoidance of doubt, Company Cash shall be net of outstanding checks, drafts, wire transfers, and debit transactions not yet cashed or settled.

“Company Contract” has the meaning set forth in Section 3.11(a).

“Company Data” has the meaning set forth in Section 3.10(l).

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Intellectual Property” has the meaning set forth in Section 3.10(a)(i).

“Company Intellectual Property Rights” has the meaning set forth in Section 3.10(a)(ii).

“Company Privacy Policy” has the meaning set forth in Section 3.10(a)(v).

“Company Products” has the meaning set forth in Section 3.10(a)(iii).

“Company Registered Intellectual Property” means all Company Owned Intellectual Property registered by the Company with any Governmental Authority and any applications for such registration.

“Confidential Information” has the meaning set forth in Section 5.5.

“Consents” means consents, assignments, Permits, Orders, certification, concession, franchises, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Authority, parties to Contracts or any other third Person.

“Consideration Spreadsheet” has the meaning set forth in Section 1.3(d).

“Contaminants” has the meaning set forth in Section 3.10(p).

“Contingent Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll.

“Continuing Claim” has the meaning set forth in Section 9.7(a).

“Contract” means any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (including any purchase or sales order), whether written or oral.

“Copyrights” has the meaning set forth in Section 3.10(a)(viii).

“Current Assets” means the combined current assets of the Company as of the applicable time of determination, determined in accordance with GAAP and the methodology attached hereto as Schedule 1.1(d), but specifically excluding Tax assets.

“Current Liabilities” means the combined current liabilities of the Company plus the liability account “Intercompany Payable – Long-Term” as of the applicable time of determination, determined in accordance with GAAP and the methodology attached hereto as Schedule 1.1(d).

“Customer Data” has the meaning set forth in Section 3.10(a)(vi).

“Deductible Amount” has the meaning set forth in Section 9.3(a).

“Derivative Instruments” has the meaning set forth in Section 5.10.

“Direct Members” has the meaning set forth in the introductory paragraph of this Agreement.

“Domain Names” has the meaning set forth in Section 3.10(a)(viii).

“End Date” has the meaning set forth in Section 8.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” has the meaning set forth in Section 1.6.

“Escrow Agreement” has the meaning set forth in Section 1.6.

“Escrow Amount” means $7,500,000.

“Escrow Contribution Amount” for each Indirect Member shall be as provided in the applicable Consideration Spreadsheet. For purposes of clarity, the sum of all “Escrow Contribution Amounts” shall equal the Escrow Amount.

“Escrow Fund” has the meaning set forth in Section 1.6.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 5.12.

“Expiration Date” has the meaning set forth in Section 9.1(a).

“Future Consideration Spreadsheet” has the meaning set forth in Section 1.3(d).

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” means limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.

“Generally Commercially Available Code” has the meaning set forth in Section 3.10(a)(vii).

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing (including other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association).

“Inbound Licenses” means all Contracts under which the Company is granted any right under any Intellectual Property Rights or with respect to any Technology of any other Person, in each case as related to the Business

“Indebtedness” means, without duplication, all obligations, contingent or otherwise, of the Company, including (i) for borrowed money; (ii) evidenced by notes, bonds, debentures, or similar instruments; (iii) all lease obligations required to be capitalized in accordance with GAAP or classified as capital or finance leases in Financial Statements of such Person; (iv) for the deferred purchase price of assets, property, goods or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (v) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, performance bonds, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (vi) all conditional sale obligations and all obligations under any title retention agreement; (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which is secured by a Lien on any property or asset of the Company, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) in the nature of guarantees of the types of obligations described in (i)-(vi) above; (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (i) through (viii) above; (x) for all accrued or unpaid interest on or any fees, premiums, penalties or other amounts (including prepayment and early termination fees and penalties) due with respect to any of the obligations described in (i)-(viii) above; (xi) all Liabilities for reserves for any of the foregoing; and

(xii) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll taxes).

“Indirect Members” has the meaning set forth in the introductory paragraph of this Agreement.

“Initial Cash Reference Time” has the meaning set forth in Section 3.3(b).

“Initial Consideration Spreadsheet” has the meaning set forth in Section 1.3(c).

“Intellectual Property Rights” has the meaning set forth in Section 3.10(a)(viii).

“IRS” means the United States Internal Revenue Service.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter. The Members and the Company shall be deemed to have “Knowledge” of a particular fact or other matter if Bruce Thompson, Mark Bland, Ziad Chartouni, Nick Gerlach, Sherif Jitan, Scott Johnston or David White has Knowledge of such fact or other matter.

“Laws” mean any common law or any code, law, ordinance, regulation, Order (administrative or other), treaty, rule, statute or reporting or licensing requirements, applicable to a Person or its assets, properties, Liabilities or business promulgated, interpreted or enforced by any Governmental Authority.

“Liability” or “Liabilities” means, with respect to any Person, any and all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise) including, but not limited to, Indebtedness, accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Liens” means any and all liens, encumbrances, mortgages, charges, claims, pledges, security interests, title defects, voting agreements or trusts, transfer restrictions or other restrictions of any nature, other than restrictions under applicable securities laws.

“Loss” and “Losses” means any and all losses, Liabilities, claims, suits, obligations, judgments, liens, penalties, fines, Taxes, damages (other than punitive damages unless such punitive damages are actually awarded to a third party), and reasonable costs and expenses, including, but not limited to, reasonable attorneys’ fees and accounting fees and other expert fees (and other expenses related to litigation or other proceedings) and related disbursements, and any costs and expenses incurred in connection with investigating, defending against or settling any of the foregoing.

“made available” means documents and information contained within the Books and Records of the Company; provided, that such documents and information shall be in the possession of the Company (directly or through counsel) as of the Closing.

“Material Adverse Effect” means (a) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, the Company, has, or would reasonably be likely to have a material adverse effect on the Business, operations, assets, liabilities (absolute, accrued, contingent, or otherwise), financial condition, or prospects of the Company, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions in the United States; (ii) changes affecting the industry generally in which the Company operates; (iii) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other country or region in the world; (iv) changes in Law or GAAP; or (v) any failure, in and of itself, by the Company to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); unless, in the case of each of the foregoing clauses (i) through (iv), such changes disproportionately and materially affect the Company as compared to other Persons that operate in the industry in which the Company operates, or (b) any effect or circumstance that could reasonably be expected to materially impair or materially delay the Company’s, or any Member’s ability to perform under this Agreement or the other Transaction Documents.

“Member Cure Period” has the meaning set forth in Section 8.1(d).

“Member Cap” has the meaning set forth in Section 1.3(c).

“Member Fundamental Representations” means, collectively, the representations and warranties contained in Article II (Representations and Warranties of Each Member), Section 3.1 (Authorization; Enforceability), Section 3.2 (Subsidiaries), Section 3.3 (Capitalization; Indebtedness; Net Working Capital; Cash), Section 3.14 (Brokers’, Finders’ Fees, etc.), and the certifications contained in the Members’ Closing Certificate; provided, that (i) the certifications contained in the Members’ Closing Certificate relating to the Closing Calculations and the Closing Cash Balance will not be deemed inaccurate or breached with respect to Net Working Capital if the Net Working Capital as of Net Working Capital Measurement Time is equal to or exceeds the Normalized Net Working Capital Target Amount and with respect to the Closing Cash Balance if the Company Cash as of the Closing Cash Reference Time is equal to or exceeds the Normalized Cash Balance Target Amount, and (ii) the certifications in Members’ Closing Certificate required to be included in the Members’ Closing Certificate pursuant to Section 6.9(c) and Section 6.9(d) will not constitute Member Fundamental Representations.

“Member Transaction Expenses” means, without duplication, all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”), whether incurred prior to the Agreement Date, during the Pre-Closing Period or at or after the Closing, and whether or not invoiced prior to the Closing, incurred by or on behalf of the Company or any Member, or to or for which the Company or any Member is or becomes subject or liable, directly or indirectly, in connection with any of the transactions contemplated by the Agreement, including: (a) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person, including any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, who performed services for or on behalf of, or provided advice to the Company or any Member, or who is otherwise entitled to any compensation or payment from the Company or any Member, in connection with or relating to the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions (including, for the avoidance of doubt, all Expenses owed to Munck Wilson Mandala, LLP and Gibson, Dunn & Crutcher LLP); (b) any other expenses that arise or are expected to arise, or are triggered, accelerated or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including any fees and expenses related to any retention, transaction, equity, discretionary, bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation), and the employer portion of any applicable payroll taxes, made or provided, or required to be made or provided, by the Company or any Member to any Person, including any service provider of the Company or any Member, as a result of or in connection with the transactions contemplated herein or any of the other Transactions or any other Transaction Document, including any severance, change in control bonus, retention bonus or similar benefit paid or to be paid to Bruce Thompson or David White; (c) Expenses incurred by or on behalf of the Company, any Member or service provider to the Company or any Member in connection with the transactions contemplated herein that the Company or any Member is or will be obligated to pay or reimburse; or (d) all other Liabilities of the Company not arising in the Ordinary Course of Business.

“Member-Related Claims” means any claim by any current, former or purported equityholder of the Company (including such holders of rights or instruments convertible or exercisable into equity securities) or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities or securities convertible into or exercisable for equity securities, including, without limitation, preemptive, notice and voting rights, (ii) errors in formulas, definitions or provisions related to any Member’s payment of any proceeds in connection with the this Agreement, including any Consideration Spreadsheet and the calculation of an Indirect Member’s Pro Rata Portion, Closing Pro Rata Portion, or Escrow Contribution Amount; (iii) any payments by any Direct Member to any Indirect Member, (iv) rights under the Organizational Documents of the Company or any Direct Member, (v) wrongful repurchase or cashing out of options, membership interests, or profits interests, of the Company or any Member, (vi) claims of any Member arising out of the payment of the Member Transaction Expenses, or (vii) otherwise in connection with the Transactions.

“Members” means the Direct Members and the Indirect Members.

“Members’ Closing Certificate” has the meaning set forth in Section 6.9.

“Membership Units” means, collectively, the Class CG Units, Class CO-A Units and the Class CO Units.

“MidCo” has the meaning set forth in the Recitals.

“Net Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, in each case, as of the applicable date of determination.

“Net Working Capital Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Normalized Cash Balance Target Amount” shall be the amount determined in accordance with Schedule 1.1(e).

“Normalized Net Working Capital Target Amount” shall be the amount determined in accordance with Schedule 1.1(e).

“Open Source Software” has the meaning set forth in Section 3.10(a)(ix).

“Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 23, 2021, as the same may be amended and/or restated from time to time.

“Order” means any order, directive, judgment, assessment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company consistent with past practices and customs.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Original Agreement” has the meaning set forth in Section 5.13.

“Original Indemnification Rights” has the meaning set forth in Section 5.13.

“Original Members” has the meaning set forth in Section 5.13.

“Patents” has the meaning set forth in Section 3.10(a)(viii).

“Payment Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Payments Administration Agreement” means the payments administration agreement to be entered into among Buyer, the Sellers’ Representative and the Payment Agent on the Closing Date, substantially in the form of Exhibit A to this Agreement.

“Payment Direction Letter” has the meaning set forth in Section 1.7(d).

“Pearl” has the meaning set forth in Section 6.15.

“Pearl Acquisition Agreement” has the meaning set forth in Section 6.15.

“Permits” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property Rights).

“Permitted Liens” means (i) statutory Liens for Taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations which are not individually, or in the aggregate, material, and (iii) purchase money security interests in respect of personal property arising or incurred in the Ordinary Course of Business.

“Person” means a natural person, a partnership, a corporation, a company (limited liability or otherwise), an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or any department, agency or subdivision thereof.

“Personally Identifiable Information” has the meaning set forth in Section 3.10(a)(x).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Preliminary Consideration Spreadsheet” has the meaning set forth in Section 1.3(b).

“Privacy Laws” means any Laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personally Identifiable Information and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, without limitation, the Gramm-Leach-Bliley Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the CAN-SPAM Act, the Telephone Consumer Protection Act of 1991, Colorado Privacy Act, Connecticut Data Privacy Act, Virginia Consumer Data Protection Act, state Laws regulating the use of Personally Identifiable Information in connection with marketing purposes , the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”) and any analogous legislation in any jurisdiction in which the Company carries on its business and/or from which Company collects Personally Identifiable Information and all Laws regulating the privacy, security, and/or protection of Personally Identifiable Information.

“Privacy Requirements” has the meaning set forth in Section 3.10(k).

“Pro Rata Portion” means, with respect to an Indirect Member, a percentage equal to the Member Cap for such Indirect Member divided by the aggregate Member Caps for all Indirect Members. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal one hundred percent (100%).

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Purchased Units” has the meaning set forth in the Recitals.

“Put and Call Annex” means Annex I to the Operating Agreement.

“Registered Intellectual Property” has the meaning set forth in Section 3.10(a)(xi).

“Release Agreement” means that certain Release Agreement between the Buyer and each of the Members and the Responsible Party executed concurrently with the signing of this Agreement.

“Released Parties” has the meaning set forth in Section 5.13.

“Releasing Parties” has the meaning set forth in Section 5.13.

“Representative Expense Fund” has the meaning set forth in Section 1.3(e).

“Representatives” means directors, managers, officers, employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including, without limitation, restrictions on dividends and repatriations or any other form of restriction; provided, that Company Cash shall not constitute Restricted Cash as a result of being subject to restrictions pursuant to any agreement listed on Schedule 1.1(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Specified Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Standard Form Agreements” means the Company’s standard forms for the non-exclusive license of the Company’s products to end users made available to Buyer.

“Subject Compensation Changes” has the meaning set forth in Section 5.11.

“Subject Provision” has the meaning set forth in Section 9.5(a).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or of other Persons performing similar functions, or to receive more than 50% of the profits or losses, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

“T5” means T5 Holdings, L.P., a Texas limited partnership.

“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, membership interest, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, escheat or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Reserve Fund” has the meaning set forth in Section 1.3(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” has the meaning set forth in Section 3.10(a)(xii).

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Thompson Covenant Violation” has the meaning set forth in Section 9.8.

“Thompson Released Amount” has the meaning set forth in Section 9.8.

“Thompson Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement dated December 9, 2020 by and between Buyer and Bruce Thompson.

“TopCo” has the meaning set forth in the introductory paragraph of this Agreement.

“Trademarks” has the meaning set forth in Section 3.10(a)(viii).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Payments Administration Agreement, the Release Agreement, and each agreement, document, schedule, certificate or other instrument executed or delivered in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option, right or contract to purchase, or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 3.5(a)

“URLs” has the meaning set forth in Section 3.10(a)(viii).

1.2 Purchase and Sale of Membership Units. Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations, warranties, covenants and agreements made herein, the Direct Members shall sell to Buyer, and Buyer shall purchase from the Direct Members, the number and class of Purchased Units set forth on Schedule 1.1(c), free and clear of all Liens, for the consideration specified in Section 1.3.

1.3 Purchase Price; Consideration Spreadsheets.

(a) Subject to the terms and conditions hereof, the aggregate consideration to be paid by Buyer as consideration for the Purchased Units shall be $75,000,000 (the “Purchase Price”), which amount is subject to adjustment in accordance with the terms of this Agreement including reductions set forth in Section 1.5(b)(i). The Direct Members hereby direct that the Purchase Price shall be paid to the Indirect Members and certain other Persons in accordance with the terms of this Agreement. At the Closing, Buyer shall deliver the portion of the Purchase Price constituting the Closing Payment as provided in Section 1.5(b)(i) in exchange for the Purchased Units.

(b) No later than November 20, 2023, the Sellers’ Representative shall prepare and deliver to Buyer a preliminary spreadsheet containing all the information required to be set forth in the Initial Consideration Spreadsheet in preliminary form, including the allocation of the Closing Payment among the Indirect Members based on the Sellers’ Representative’s good faith estimate for the amount of the Closing Payment (the “Preliminary Consideration Spreadsheet”).

(c) The Sellers’ Representative shall prepare and deliver to Buyer, no less than three (3) Business Days prior to the Closing, a spreadsheet (the “Initial Consideration Spreadsheet”), duly executed by the Sellers’ Representative setting forth all of the following information, as of the Closing Date: (i) the names of all Members and their respective addresses and email addresses (and such other information as the Payment Agent may reasonably request); (ii) the equity interests of TopCo held by the Indirect Members immediately prior to the Closing; (iii) the equity interests of Midco beneficially owned by the Indirect Members immediately prior to the Closing; (iv) the Purchased Units held by the Direct Members immediately prior to the Closing; (v) the amount of Member Transaction Expenses (including an itemized list of each such Member Transaction Expense and, if applicable, the Person to whom such expense is owed and the wire transfer information for each such Person); (vi) each Indirect Member’s Escrow Contribution Amount and each Indirect Member’s Pro Rata Portion; (vii) each Indirect Member’s Closing Pro Rata Portion; (viii) the portion of the Closing Payment payable to each Indirect Member (v)

each Indirect Member’s Pro Rata Portion; (viii) the aggregate amount payable to each Indirect Member pursuant to this Agreement assuming that such Indirect Member is paid such Indirect Member’s Closing Payment, Pro Rata Portion of the Representative Expense Fund (without any deductions), Pro Rata Portion of the Tax Reserve Fund (without any deductions), and Pro Rata Portion of the Escrow Fund (without any deductions), in each case, calculated before the payment of any Taxes (the “Member Cap”); (ix) wire instructions for each Indirect Member; (x) the portion of the Closing Payment payable to Indirect Members on account of the Purchased Units held by MidCo, (xi) the portion of the Closing Payment payable to Indirect Members on account of the Purchased Units held by TopCo, (xii) the portion of the Escrow Fund, Representative Expense Fund, and Tax Reserve Fund attributable to the Purchased Units held by MidCo and (xiii) the portion of the Escrow Fund, Representative Expense Fund, and Tax Reserve Fund attributable to the Purchased Units held by TopCo. The Initial Consideration Spreadsheet will allocate the Closing Payment among the Indirect Members in substantially the same manner as the Preliminary Consideration Spreadsheet allocated the Sellers’ Representative’s preliminary estimate for the Closing Payment among the Indirect Members, subject to any good faith revisions and updates made by the Sellers’ Representative in connection with delivering the Initial Closing Spreadsheet.

(d) The Sellers’ Representative shall prepare and deliver to Buyer one or more spreadsheet(s) (each, a “Future Consideration Spreadsheet” and together with the Initial Consideration Spreadsheet, the “Consideration Spreadsheets”), which sets forth the allocation of each payment to be made to the Indirect Members after the Closing Date, on behalf of Direct Members, in connection with the release of any amounts from the Escrow Fund, the Representative Expense Fund, or the Tax Reserve Fund, together with such supporting documentation and access to the Company’s Books and Records as is reasonably requested by Buyer to permit Buyer to review the calculation of amounts set forth therein. The Sellers’ Representative shall deliver to Buyer each applicable Future Consideration Spreadsheet with respect to the release of any portion of the Escrow Fund, the Representative Expense Fund, or the Tax Reserve Fund (if any is payable to the Indirect Members on behalf of the Direct Members) no less than three (3) Business Days prior to the scheduled release of any amount of the Escrow Fund, the Representative Expense Fund, or the Tax Reserve Fund, in each case together with such documentation as is reasonably requested by Buyer to permit Buyer to review the calculation of amounts set forth therein. Each Member acknowledges and agrees that the Buyer shall have no liability for any errors or miscalculations set forth any Consideration Spreadsheet.

(e) $100,000 (the “Representative Expense Fund”) shall be withheld from the Closing Payment and paid to the Sellers’ Representative to be used, in the sole and absolute discretion of the Sellers’ Representative, to pay the costs and expenses, if any, incurred by the Sellers’ Representative in accordance with or otherwise related to this Agreement and the Transactions, and any other costs or expenses incurred by the Sellers’ Representative in the performance of its obligations, which shall be retained by the Sellers’ Representative in a segregated account designated for that purpose until such time as the Sellers’ Representative shall determine, and, subject to the terms of this Agreement, the balance of such Representative Expense Fund shall be delivered by the Sellers’ Representative in the amounts set forth on the applicable Future Consideration Spreadsheet to the Payment Agent, for further distribution to the Indirect Members on behalf of the Direct Members, in accordance with the Indirect Member’s Pro Rata Portions; provided, however, that neither Buyer nor the Company shall have any Liability or be responsible in any capacity in connection with the Sellers’ Representative’s failure to deliver such balance.

(f) A tax reserve fund in an amount to be determined, reasonably and in good faith by the Sellers’ Representative as an estimated of the income Tax obligations of MidCo arising with respect to the Transactions (the “Tax Reserve Fund”) shall be withheld from the Closing Payment and paid to MidCo to be used by MidCo to pay any income Tax obligations arising with respect to the Transactions, and any other costs or expenses incurred by MidCo related thereto, including the preparation of filing of all necessary income Tax Returns. If after all such payments, there is a remaining balance of such Tax Reserve

Fund, it shall be delivered by MidCo in the amounts set forth on the applicable Future Consideration Spreadsheet to the Payment Agent, for further distribution to the Indirect Members on behalf of MidCo, in accordance with the Indirect Member’s Pro Rata Portions; provided, however, that neither Buyer nor the Company shall have any Liability or be responsible in any capacity in connection with the Sellers’ Representative’s failure to deliver such balance.

1.4 Closing. Unless this Agreement is validly terminated pursuant to Article VIII, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP at 100 Northern Avenue, Boston, Massachusetts on the later of (i) December 1, 2023 or such earlier date mutually agreed to by Buyer and the Sellers’ Representative, and (ii) the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI and Article VII (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Buyer and the Sellers’ Representative may jointly designate. The Closing and exchange of documents may take place by facsimile or other electronic transmission. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.5 Deliveries at Closing.

(a) At or prior to the Closing, the Company, the Members, or the Sellers’ Representative shall deliver, or cause to be delivered, to Buyer:

(i) evidence of the transfer of the Purchased Units from each Direct Member to the Buyer, in a form reasonably acceptable to Buyer, vesting all right, title and interest in such Purchased Units in Buyer;

(ii) the Transaction Documents executed by the Company and the Members, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by the Company and the Members at or prior to the Closing pursuant to Article VI;

(iii) the Escrow Agreement, duly executed by the Sellers’ Representative;

(iv) the Payments Administration Agreement, duly executed by the Sellers’ Representative;

(v) the Members’ Closing Certificate;

(vi) an IRS Form W-9 (or other proof of exemption from withholding under Section 1445 and 1446(f) of the Code in connection with the Transactions reasonably satisfactory to Buyer) validly executed by each Member;

(vii) the deliverables of the Company and Members set forth in Article VI;

(b) At or prior to the Closing, Buyer shall deliver or cause to be delivered the following:

(i) by wire transfer of immediately available funds to the account of the Payment Agent cash in an aggregate amount equal to (v) the Purchase Price, less (w) the Tax Reserve Fund, less (x) the Escrow Amount, less (y) Member Transaction Expenses, less (z) the Representative Expense Fund (the “Closing Payment”), which Closing Payment shall be paid by the Payment Agent to the Indirect Members, on behalf of the Direct Members, in accordance with each Indirect Member’s Closing Pro Rata Portion, as set forth in the Initial Consideration Spreadsheet;

(ii) by wire transfer of immediately available funds to the account of the Payment Agent cash in an amount equal to the Representative Expense Fund, which amount shall be paid by the Payment Agent to the Sellers’ Representative, by wire transfer of immediately available funds, as set forth in the Initial Consideration Spreadsheet;

(iii) by wire transfer of immediately available funds to the account of the Payment Agent cash in an amount equal to the Tax Reserve Fund, which amount shall be paid by the Payment Agent to Midco, by wire transfer of immediately available funds, as set forth in the Initial Consideration Spreadsheet;

(iv) by wire transfer of immediately available funds to the account of the Payment Agent cash in an amount equal to the Member Transaction Expenses set forth in the Initial Consideration Spreadsheet, which amounts shall be paid by the Payment Agent (i) in the case of compensatory payments to employees of the Company subject to Tax withholding, by wire transfer of immediately available funds to the Company for further distribution of such amounts by the Company through its payroll procedures after applicable Tax withholdings to each of the payees set forth in such Initial Consideration Spreadsheet and (ii) in all other cases by wire transfer of immediately available funds, to each of the payees set forth in such Initial Consideration Spreadsheet;

(v) the Buyer Closing Certificate to the Sellers’ Representative;

(vi) the Escrow Agreement, duly executed by Buyer and the Escrow Agent, to the Sellers’ Representative;

(vii) the Payments Administration Agreement, duly executed by Buyer, to the Sellers’ Representative; and

(viii) to the Sellers’ Representative, the Transaction Documents executed by Buyer, as applicable, including all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Article VII.

1.6 Escrow. The Members acknowledge and agree that at the Closing, Buyer shall withhold from the Purchase Price payable pursuant hereto, and deposit into an escrow account with Acquiom Clearinghouse LLC (the “Escrow Agent”) an amount in cash equal to the Escrow Amount to secure any indemnification payment obligations of the Indirect Members in respect of Article IX of this Agreement (the “Escrow Fund”). The Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of the escrow agreement to be entered into among Buyer, the Sellers’ Representative, and the Escrow Agent on the Closing Date, substantially in the form of Exhibit B to this Agreement (the “Escrow Agreement”). The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of this Agreement, and the approval and execution of this Agreement by the Members shall constitute approval by the Members, and the irrevocable agreement of the Members to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount into escrow and the indemnification obligations set forth in Article IX hereof.

1.7 Payment.

(a) Within one (1) Business Day of the Closing Date (subject to the Payment Agent’s timely receipt with respect to each Indirect Member of wire transfer information and executed Form W-9 or other applicable tax form), the Payment Agent shall pay to each Indirect Member, on behalf of the Direct Members, the amount of the Closing Payment payable to each Indirect Member, on behalf of the Direct Members, in accordance with the allocation of Closing Payment set forth on the Consideration Spreadsheet.

(b) The Buyer and the Payment Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement (including all amounts to be contributed to the Escrow Fund in accordance with Section 1.6) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Notwithstanding anything to the contrary in this Agreement, each Member acknowledges and agrees that the Buyer shall have no liability for any errors or miscalculations arising out of the Payment Agent’s payment of any amounts required to be paid by the Payment Agent pursuant to the terms of this Agreement after the Buyer delivers to the Payment Agent the applicable payment amount. Buyer will have satisfied its obligation to make any payment to the Direct Members or Indirect Members if Buyer delivers the applicable payment to the Payment Agent for further distribution to the Direct Members or Indirect Members in accordance with the Consideration Spreadsheet. Notwithstanding anything to the contrary in this Agreement, any payments paid by the Payment Agent to the Indirect Members are made being made on behalf of the Direct Members.

(d) Notwithstanding anything to the contrary in this Agreement, neither Buyer nor the Payment Agent shall have any obligation to make any payment to any Indirect Member pursuant to the terms of this Agreement unless each Direct Member delivers a payment direction letter to Buyer, in a form reasonably acceptable to Buyer, effective upon each disbursement of a payment by the Payment Agent to any Indirect Member (each, a “Payment Direction Letter”). Each Payment Direction Letter shall include an acknowledgment from each Direct Member that such Direct Member is deemed to have received the funds payable by the Payment Agent to the Indirect Members, and direct the Buyer and the Payment Agent to disburse such funds directly to the Indirect Members, on behalf of the Direct Members.

1.8 Tax Treatment and Purchase Price Allocation.

(a) Each of the Payment Agent, Escrow Agent, Buyer, the Company and the Members agree that for U.S. federal (and applicable state and local) income tax purposes, Buyer’s acquisition of the Purchased Units will be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), and, pursuant thereto, (i) with respect to Buyer, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Direct Members, and (B) Buyer shall be deemed to acquire, by purchase, all applicable assets distributed to the Direct Members; and (ii) with respect to the Direct Members, the Direct Members shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Section 741 of the Code.

(b) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Member’ Representative an allocation of the applicable purchase price, all other capitalizable costs, and other relevant items among the assets of the Company, which such allocation shall be prepared in accordance with the rules under Sections 1060, 743, 743 and 754 of the Code, as applicable, and the Treasury Regulations promulgated thereunder. Buyer and the Members shall file all tax returns in a manner consistent with such allocation and no party shall take any position for tax purposes inconsistent with such allocation.

1.9 Further Action. If, at any time after the Closing, any further action is reasonably determined by Buyer to be necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full right, title and possession of and to all rights and interests to the Purchased Units, the officers, directors and managers of the Company, TopCo, MidCo and Buyer shall be fully authorized (in the name of the Company, TopCo or MidCo (as applicable)) to take such action.

Article II

REPRESENTATIONS AND WARRANTIES OF EACH MEMBER

Each Member hereby severally, and not jointly, represents and warrants to Buyer, on the Agreement Date and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

2.1 Ownership. If such Member is a Direct Member, such Direct Member is the beneficial and record owner of, has good and valid title to, and, in the case of equity interests of the Company, has unrestricted power to vote, all of the equity interests of the Company set forth opposite such Direct Member’s name on Schedule 1.1(c), in each case free and clear of all Liens, other than restrictions on Transfer set forth in the Operating Agreement. If such Member is an Indirect Member, as of the Agreement Date, such Indirect Member is the beneficial and record owner of, has good and valid title to all of the equity interests of the Direct Members or Direct Members set forth opposite such Indirect Member’s name on Schedule 1.1(a), in each case free and clear of all Liens, other than restrictions on Transfer set forth in the Organizational Documents of such Direct Member.

2.2 Authorization; Enforceability. Such Member has the necessary power, authority, right and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by such Member of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by such Member of the Transactions have been duly authorized by all necessary action on the part of such Member (if any). This Agreement and each other Transaction Document to which such Member is a party intended to be executed on or before the Agreement Date have been, and each other Transaction Document to which such Member is a party will be, duly executed and delivered by such Member and, assuming the due authorization, execution and delivery thereof by Buyer to the extent a party thereto, each constitutes or, with respect to such other Transaction Documents to be executed after the Agreement Date, will each constitute a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject to the General Enforceability Exceptions.

2.3 Non-Contravention. The execution, delivery and performance by such Member of this Agreement and each other Transaction Document to which it is a party, and the consummation by such Member of the Transactions, do not and will not (i) contravene or conflict with or constitute a violation of any contract, agreement, Permit, license, authorization or obligation to which such Member is a party or by which its assets are bound; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Member; or (iii) constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Member or to a loss of any benefit to which such Member is entitled.

2.4 Ownership of Equity Interests.

(a) If such Member is a Direct Member, such Direct Member has not (i) transferred any of the equity interests of the Company set forth opposite such Direct Member name on Schedule 1.1(c) or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such equity interests or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(b) If such Member is an Indirect Member, such Indirect Member has not (i) transferred any of the equity interests of any Direct Member set forth opposite such Indirect Member’s name on Section 1(a) or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such equity interests or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

2.5 No Actions. There is no Action of any nature pending, or to the Knowledge of such Member, threatened, against such Member or any of such Member’s properties (whether tangible or intangible) or any of such Member’s officers, managers or directors (in their capacities as such), arising out of or relating to: (i) such Member’s beneficial ownership of securities of the Company or any right to acquire the same, (ii) this Agreement, any Transaction Document to which such Member is a party or any of the Transactions, or (iii) any other Contract between such Member (or any of its Affiliates) and the Company or any of its Affiliates, nor to the Knowledge of such Member, is there any reasonable basis therefor. There is no Action pending or, to the Knowledge of such Member, threatened against such Member with respect to which such Member has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the Agreement Date, nor to the Knowledge of such Member, are there any facts or circumstances that would reasonably be expected to give rise to such an Action.

2.6 Brokers’, Finders’ Fees, etc. Such Member has not employed any broker, finder, investment banker or financial advisor (i) as to whom such Member may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company, or any of their respective Affiliates upon consummation of the Transactions.

2.7 Disclosure of Information. Such Member has received all the information it considers necessary or appropriate for deciding whether to execute and deliver this Agreement and to consummate the Transactions. Such Member has (i) received a copy of this Agreement and each other Transaction Document to which it is a party, (ii) has discussed the foregoing with such Member’s professional advisors to the extent such Member has deemed necessary and (iii) understands its obligations hereunder or thereunder.

2.8 Spousal Consent. If such Member is married, he or she represents that true and complete copies of this Agreement and all Transaction Documents to be executed by such Member have been furnished to his or her spouse; that such spouse has read this Agreement and all Transaction Documents to be executed by such Member; that such spouse is familiar with each of their terms; and that such spouse has agreed to be bound to the obligations of such Member hereunder and thereunder.

Article III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each Member hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the Disclosure Schedule attached hereto as Exhibit C (which disclosure should reference the appropriate section and subsection numbers of this Article III; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is readily apparent on the face of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection), on the Agreement Date and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

3.1 Authorization; Enforceability. The Company is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has the necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Company has made available to Buyer true and complete copies of its Organizational Documents. The Company is not in violation of its Organizational Documents. This Agreement and each other Transaction Document intended to be executed on or before the Agreement Date have been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Buyer to the extent a party thereto, each constitutes or, with respect to such other Transaction Documents to be executed after the Agreement Date, will each constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the General Enforceability Exceptions. All payments payable to any Member in accordance with the terms of this Agreement will be made in accordance with the terms of the Organizational Documents of the Company and MidCo in effect as of the Agreement Date. All payments payable to any Direct Member in accordance with the terms of this Agreement will be made in accordance with the terms of the Organizational Documents of the Company as of the Closing Date, provided that Buyer and the Direct Members hereby agree that the Purchase Price shall not be reduced by any Participation Threshold (as defined in the Operating Agreement) amount. All payments payable to any Indirect Member in accordance with the terms of this Agreement will be made in accordance with the terms of the Organizational Documents of the Direct Members as of the Closing Date. Any amendment to the Organizational Documents of TopCo after the Agreement Date will be validly approved in accordance with the Organizational Documents of TopCo and delivered to Buyer and each Indirect Member.

3.2 Subsidiaries. The Company does not have, and has never had, any Subsidiaries, and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Capitalization; Indebtedness; Net Working Capital; Cash.

(a) Post-Closing Capitalization. Immediately following Buyer’s acquisition of the Purchased Units at the Closing, Buyer will own 100% of all of the outstanding equity interests of the Company free and clear of any Liens, other than restrictions on Transfer set forth in the Company’s Organizational Documents.

(b) Financial Calculations. Section 3.3(b) of the Disclosure Schedule sets forth (i) the Company’s estimates (including account line items consistent with methodology attached hereto as Schedule 1.1(d)) of Current Assets, Current Liabilities, and Net Working Capital, each as of 12:01 a.m. Eastern Time on the Agreement Date, and (ii) the Company Cash balance as of 10:17 a.m. Eastern Time on the Agreement Date (the “Initial Cash Reference Time”). Since the Initial Cash Reference Time, the Company has made no disbursements of Company Cash, other than in the Ordinary Course of Business. The calculations of Current Assets, Current Liabilities and Net Working Capital were prepared by the

Company in good faith and in accordance with GAAP and the methodology attached hereto as Schedule 1.1(d).

3.4 Title to Assets; Sufficiency. Except as set forth on Section 3.4 of the Disclosure Schedule, the Company has good and marketable title to (or, in the case of assets that are leased or licensed, valid leasehold interests or licenses in) all personal property and other assets (such assets, “Company Assets”) reflected in the Company Financial Statements or acquired after September 30, 2023 (the “Balance Sheet Date”), free and clear of any Liens (other than Permitted Liens), other than assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. No one other than the Company (or, in the case of assets that are leased or licensed, the lessor or licensor thereof) owns or has any rights in or to the Company Assets. The Company Assets constitute all of the assets, properties and rights used in, relating to or necessary for the operation of the Business by Buyer, as operated by the Company during the twelve (12) month period prior to the Closing. All Company Assets are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business by Buyer, as operated by the Company prior to the Closing. There are no breaches or defaults by the Company under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default by the Company under, any instrument, agreement or other document that creates, evidences or constitutes any Lien on any Company Asset or that evidences, secures or governs the terms of any Indebtedness or obligation secured by any Lien on any Company Asset.

3.5 Financial Statements.

(a) Financial Statements. Section 3.5(a) of the Disclosure Schedule set forth a true, correct and complete copy of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2022, and the related unaudited statement of operations for the year then-ended, together with the notes thereto; and (ii) a true, complete and correct copy of the unaudited balance sheet of the Company as of September 30, 2023 (the “Unaudited Interim Balance Sheet”), and the related unaudited statement of operations for the nine months then-ended. The Company Financial Statements present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby and are derived from the Company’s Books and Records. The Company Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered. All reserves established by the Company that are set forth in or reflected in the Unaudited Interim Balance Sheet have been established in accordance with GAAP and are adequate. The Company has no “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of the Company, threatened against the Company or the Company’s properties or assets, and there is no basis therefor.

(b) Internal Controls. The Company has maintained systems of internal accounting controls sufficient to (i) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, (ii) maintain records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management, (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (v) implement disclosure controls and procedures designed to ensure that material information is made known to the management of the Company by others within the Company. Neither the Company, nor any of its officers or auditors, nor any Member has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company (except as (I) determined or identified by Buyer’s auditors, (II) known to a Buyer Knowledge Party solely to the extent the Sellers’ Representative can demonstrate that a Buyer Knowledge Party had actual knowledge of such facts and circumstances, or (III) as disclosed to a Buyer Knowledge Party in writing by the Company, in each case, prior to the date of this Agreement), (B) any fraud, whether or not material, that involves the Company’s management’s role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of the foregoing or the Company Financial Statements.

(c) Insider Receivables and Insider Payables. There are no amounts (including any Indebtedness) owed to the Company by any Member, or any Affiliate thereof or amounts owed by the Company to any Member, or any Affiliate thereof, except for employment compensation and benefits in the Ordinary Course of Business.

3.6 No Undisclosed Liabilities. The Company does not have any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable, including trade payables and accrued salaries and other employee compensation that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business; and (iii) Liabilities relating to future performance under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contracts (other than Liabilities arising out of or resulting from a breach by the Company thereunder). All Liabilities of the Company have been incurred in the Ordinary Course of Business.

3.7 Litigation. Except as listed on Section 3.7 of the Disclosure Schedule, there is presently no action, suit, claim, investigation or proceeding pending against or relating to or affecting, the Business, the Company or its activities before any Governmental Authority or by any other Person or entity. Except as listed on Section 3.7 of the Disclosure Schedule, to the Knowledge of the Members, there is presently no, action, suit, claim, investigation or proceeding (or any basis therefor) threatened against the Business, the Company or its activities before any Governmental Authority or by any other Person or entity, and there are no existing facts or circumstances that could reasonably be expected to result in such an action, suit, claim, investigation or proceeding. There is no action, suit, investigation or proceeding by the Company currently pending or that the Company intends to initiate.

3.8 Permits. The Company has all Permits used in, relating to, or necessary for the Business. Such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the Transactions.

3.9 Compliance with Laws. The Company is not in violation of, has not violated since its inception, and, to the Knowledge of the Members, is not under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any Law applicable to the Company or the conduct of the Business.

3.10 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means any and all Technology and Intellectual Property Rights owned or purported to be owned by, or used or held for use by, the Company.

(ii) “Company Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by, or used or held for use by, the Company.

(iii) “Company Owned Intellectual Property” means any Company Intellectual Property owned or purported to be owned by the Company or exclusively licensed to the Company.

(iv) “Company Products” means all products and services developed, manufactured, made commercially available, performed, marketed, distributed, sold, imported for resale or licensed by or on behalf of the Company since the Company’s, inception and all products and services which the Company intends to manufacture, make commercially available, perform, market, distribute, sell, import for resale, or license within twelve (12) months after the Agreement Date.

(v) “Company Privacy Policy” means any external or internal, past or present privacy policy of the Company including any policy relating to: (A) the privacy of users of any Company Product or of any Internet websites owned, maintained or operated by the Company in connection with the Business, (B) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (C) any employee information.

(vi) “Customer Data” means all data, meta data, information or other content (A) transmitted to the Company by users or customers of the Company Products, or (B) otherwise stored or hosted by or on behalf of the Company or the Company Products.

(vii) “Generally Commercially Available Code” means any generally commercially available software in executable code form, licensed to the Company on a perpetual license basis for a single up front license fee, for a cost of not more than $1,000 per user or work station, and not more than $5,000 in the aggregate for all users and work stations; provided that Generally Commercially Available Code shall exclude any development tools or development environments, or any other software that is or will to any extent be incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or require any payment with respect to, any Company Product.

(viii) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith in each case throughout the world: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (B) all rights in trade secrets and other rights in know-how and confidential or proprietary information; (C) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto, including moral rights (“Copyrights”); (D) all industrial designs and any registrations and applications therefor; (E) all World Wide Web addresses and domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications and registrations therefor (“Domain Names”), (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); and (G) any and all other intellectual property rights and/or proprietary rights.

(ix) “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to, any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (w) disclosed, distributed, made available, offered, licensed or delivered in source code form, (x) licensed for the purpose of making derivative works, (y) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (z) redistributable at no charge, including, without limitation, any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(x) “Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Company can be used to specifically identify, locate and/or contact a Person or an individual computer, device or application including, but not limited to, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number, customer or financial account number or IP address.

(xi) “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority or domain name registrar at any time anywhere in the world.

(xii) “Technology” means any or all of the following: (A) works of authorship including algorithms, diagrams, formulae, APIs and computer programs and software, whether in source code or in executable code form, subroutines, user interfaces, architecture, schematics, configuration and documentation; (B) inventions (whether or not patentable), discoveries and improvements; (C) proprietary and confidential information, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) methods, protocols, techniques, and processes; (F) devices, prototypes, designs and schematics; and (G) other forms of technology (whether or not embodied in any tangible form, and including all tangible embodiments of the foregoing).

(b) Registered Intellectual Property. All registration, maintenance and renewal-related actions (including the payment of fees, or the filing of any documents or certificates) currently due (or which will be due on or before the Closing Date) in connection with Company Registered Intellectual Property have been (or will be) timely taken. The Company Registered Intellectual Property is, and as and immediately following the Closing, will be valid, subsisting, and enforceable, and there are no facts or circumstances to the Knowledge of the Members that would render any Company Registered Intellectual

Property invalid or enforceable. There are no pending or, to the Knowledge of the Members, threatened claims against the Company alleging that any of the Company Intellectual Property is invalid or unenforceable.

(c) Transferability of Company Intellectual Property. All Company Intellectual Property as of the Agreement Date is, and, as of and immediately following the Closing, will be fully transferable, alienable and licensable by Company without restriction and without payment of any kind to any Person.

(d) Title to Company Intellectual Property. The Company is the sole and exclusive owner of each item of Company Owned Intellectual Property, free and clear of any Liens other than non-exclusive, term-limited licenses granted under Standard Form Agreements. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Owned Intellectual Property. No Company Intellectual Property or Company Product is subject to any claim, proceeding or outstanding Order, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e) No Infringement by the Company. The operation of the Business as it is currently conducted or currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and/or licensing of any Company Product, does not and will not, when conducted in substantially the same manner by Buyer following the Closing, infringe or misappropriate (and it has not in the past infringed or misappropriated) any Intellectual Property Rights of any third Person, violate (and it has not in the past violated) any right (including any right to privacy or publicity) of any third Person, or constitute (and it has not in the past constituted) unfair competition or trade practices under the Laws of any jurisdiction.

(f) Restrictions on Business. Neither this Agreement nor the Transactions will result in: (i) Buyer granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer or any of its Subsidiaries, (ii) the Company granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company, or being required to provide any source code for any Company Product, (iii) Buyer or the Company being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iv) Buyer or the Company being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(g) No Third Party Infringement. To the Knowledge of the Members, no Person is infringing or misappropriating (and no Person has in the past infringed or misappropriated) any Company Intellectual Property.

(h) Proprietary Information Agreements. All current and former employees, consultants and contractors of the Company who have been involved in the creation or development of any Technology or Intellectual Property Rights for the Company have executed a written agreement pursuant to which such employee, consultant or contractor has assigned to the Company all of such Person’s rights, title and interest in and to any and all Technology relating to the Business and Intellectual Property Rights relating thereto, and waived for the benefit of the Company all of such Person’s moral rights in any such Technology and Intellectual Property Rights, to the fullest extent in accordance with applicable Law.

(i) Open Source Software. The Company has not used Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any Company Intellectual

Property, including any portion of any Company Product other than such Open Source Software, (ii) requires the licensing of any Company Intellectual Property or any portion of any Company Product, other than such Open Source Software, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) creates any obligation for the Company with respect to Company Intellectual Property or grants to any third Person, any rights or immunities under Company Intellectual Property, or (v) imposes any other limitation, restriction or condition on the right of the Company to use or distribute any Company Intellectual Property, other than such Open Source Software. With respect to any Open Source Software that is used by the Company in the operation of its Business, the Company is in compliance with all applicable licenses with respect thereto.

(j) Source Code. Neither the Company nor any other Person acting on its behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product.

(k) Personally Identifiable Information and Customer Data. The Company has complied with each Company Privacy Policy, all applicable Privacy Laws, all contractual and fiduciary obligations, requirements of self-regulatory organizations, and consumer-facing statements of the Company in any marketing or promotional materials, relating to the collection, storage, transfer, retention, disposal and any other processing by the Company of any Personally Identifiable Information and Customer Data collected, used or maintained by or on behalf of the Company, and to the transmission of unsolicited communications (collectively, the “Privacy Requirements”).

(l) Protection of Personally Identifiable Information and Customer Data; Security. The Company has at all times taken commercially reasonable steps (including, without limitation, implementing and monitoring compliance with industry standard measures with respect to technical and physical security) consistent with industry standards and all applicable Privacy Requirements, to ensure the confidentiality, availability, security and integrity of the Company’s information technology assets and the Personally Identifiable Information, Customer Data and all other content, data and information collected, processed, transmitted or maintained by or on behalf of the Company (collectively, “Company Data”), and to ensure that such Company Data are protected against damage, loss and against unauthorized access, modification, disclosure or other use. There has been no unauthorized access to or other misuse of any such information technology assets or Company Data.

(m) Data Processing Agreements. With respect to each third Person that services, outsources, processes, or otherwise uses Personally Identifiable Information collected, held, or processed by or on behalf of the Company, the Company has in accordance with Privacy Laws entered into valid, binding an enforceable written data processing agreements with any such third party to (i) comply with applicable Privacy Requirements with respect to Personally Identifiable Information, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personally Identifiable Information from data security incidents, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personally Identifiable Information. The Company has disclosed to Buyer all such data processing agreements to which it is a party.

(n) No Sale of Personally Identifiable Information of Third Parties. The Company has not supplied or provided access to Personally Identifiable Information processed by it to a third party for remuneration or other consideration.

(o) Bugs. There are no bugs, errors or defects in the Company Products that do, or may reasonably be expected to, adversely affect the value, functionality or fitness of the intended purpose of such Company Product or that would reasonably be expected to adversely affect the Company’s ability to perform any of its contractual obligations.

(p) Contaminants. The Company has not included in any Company Products or Company Owned Intellectual Property any disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of Company Products, Company Data, Company Owned Intellectual Property or data, information, content or other Technology of the Company, or any third Person (“Contaminants”). The Company has taken commercially reasonable steps to protect the information technology systems used in connection with the operation of the Company from Contaminants.

(q) IP Sufficiency. The Company Owned Intellectual Property, together with any Intellectual Property Rights or Technology licensed to the Company pursuant to Inbound Licenses, includes all Intellectual Property Rights and Technology that are used in or necessary to conduct the Business as it currently is conducted or as currently proposed to be conducted by the Company within twelve (12) months following the Closing Date, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product.

(r) Trade Secrets. The Company has taken all reasonable security measures to protect the confidentiality and value of all trade secrets and other confidential information within the Company Intellectual Property.

3.11 Contracts and Commitments.

(a) Each material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) are subject, together with the Standard Form Agreements and licenses for Generally Commercially Available Code (each, a “Company Contract”) is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Members, any other party thereto subject to the General Enforceability Exceptions. The Company has not violated nor is in violation of, in any material respect, any provision of, nor has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of, any Company Contract. To the Knowledge of the Members, (i) no Person other than the Company that is party to any Company Contract, has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Company Contract, (ii) there are no facts or circumstances that would reasonably be expected to result in a violation of, in any material respect, any provision of, or the failure to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Company Contract by the Company or any other Person, and (iii) the Company has not received any written notice of any other party to any Company Contract intending to terminate, fail or refuse to renew, renegotiate or change the scope of rights or obligations or materially modify the terms thereof. To the Knowledge of the Members, none of the Company Contracts are subject to any claims, charges, set offs or defenses and no counterparty to any Company Contract intends to terminate any Company Contract to which it is a party. All Company Contracts were entered into by the Company in the Ordinary Course of Business. The Company has true, correct, and complete copies of all Company Contracts in its Books and Records. Except as set forth on Section 3.11 of the Disclosure Schedule, the Company has no material non-written Contracts or non-written material amendments, waivers or modifications to any Contracts with any Person. True, complete and correct copies of any Contracts with any Persons set forth on Schedule 3.11, together with any amendment, modification or waiver thereto, were delivered to counsel to Buyer prior to the Agreement Date.

3.12 Benefit Plans.

(a) For purposes of this Agreement, “Company Benefit Plan” means (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above (the Company Benefit Plans described in this clause (ii), the “Specified Company Benefit Plans”); and (iii) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

(b) True, complete and correct copies of the following documents, with respect to each Company Benefit Plan, where applicable, are maintained by the Company in its Books and Records: (i) all documents embodying or governing such Company Benefit Plan (or for unwritten Company Benefit Plans a written description of the material terms of such Company Benefit Plan) and any funding medium for the Company Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the filed Form 5500 for the last three years; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any governmental agency.

(c) (i) Each Company Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including, without limitation, ERISA, the Code, the Affordable Care Act, and applicable state insurance laws and regulations. (ii) No Company Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. All payments and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable law. (iii) The Company Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

3.13 Employees; Labor Relations.

(a) The Company is not delinquent in payments to any of its employees or independent contractors of the Company for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed for the Company or amounts required to be reimbursed to such employees or independent contractors of the Company. The Company has not engaged in any unfair labor practice.

(b) The Company: (i) is in compliance, and has been in such compliance at all times, in all material respects with all applicable Laws, Contracts and Orders, or arbitration awards of any arbitrator or any court or other Governmental Authority respecting employment and labor matters, including fair employment practices, terms and conditions of employment, pay equity, restrictive covenants, wages, hours, discrimination, payment of minimum wages, meal and rest breaks, overtime, classification of workers as independent contractors and consultants, classification of employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state and local wage and hour laws, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, work authorization and immigration, accessibility, workers’ compensation, unemployment compensation, affirmative action, wrongful termination or violation of the personal rights of employees or prospective employees, and COVID-19-related Laws, standards, and guidance (including, without limitation, the Families First Coronavirus Response Act and any other applicable COVID-19 related leave law, whether state, local or otherwise); (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). The Company is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

(c) All employees of the Company are employed at will.

(d) The Company has not entered into any contract with any employee or provided any Specified Company Benefit Plan to any employee, except for (i) obligations for salary in the Ordinary Course of Business, (ii) obligations under bonus and commission plans in the Ordinary Course of Business, (iii) offer letters providing for at will employment with no right to severance or similar payments, (iv) confidentiality, assignment of intellectual property, proprietary inventions, noncompetition and non-solicitation agreements on the Company’s standard forms made available to Buyer, without material revisions thereto, (v) reasonable expense reimbursements made in compliance with the Company’s expense reimbursement policies made available to Buyer, and (vi) employee benefit plans within the meaning of Section 3(3) of ERISA whether or not subject to ERISA.

(e) Except as set forth on Section 3.13(e) of the Disclosure Schedule, since September 7, 2023, the Company has not modified or made any commitment to modify the salary, bonus opportunity, commission opportunity or other compensation terms of any employee with an aggregate annual compensation in excess of $100,000 in a manner that resulted in, or could reasonably be expected to result in, a change of salary, bonus opportunity, commission opportunity or other compensation terms, in the aggregate, greater than ten percent (10%) of such employee’s aggregate compensation on an annualized basis.

3.14 Brokers’, Finders’ Fees, etc. The Company has not employed any broker, finder, investment banker or financial advisor (i) as to whom the Company or any Member may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the Transactions.

3.15 Affiliate Transactions. No Member nor any present or former employee, officer or manager of the Company or any other individual related by blood or marriage to any of the foregoing, or any entity in which any such Person owns any outstanding equity interest, is a party to any Contract, lease, loan, contract, commitment or transaction with the Company or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.

3.16 Bank Accounts. True, correct, and complete information regarding the Company’s bank accounts as of the Agreement Date have been (and such information will be as of the Closing Date) delivered to the Buyer.

3.17 Insurance. True, correct, and complete information regarding the Company’s loss runs, insurance policies, and related documentation as of no earlier than the fifth Business Day prior to the Agreement Date have been (and such information will be as of the Closing Date) delivered to the Buyer. Other than claims made in the Ordinary Course of Business, there are no pending claims under any insurance policy maintained by, at the expense of, or for the benefit of the Company. Such policies are sufficient for compliance with all Laws and with all Contracts to which the Company is a party. There are no self-insurance arrangements affecting the Company.

3.18 Significant Business Relationships. Since June 30, 2023, no material customer or vendor has terminated its relationship with the Company or demanded a material reduction or change in the pricing or other terms of its relationship with the Company. The Company is not engaged in any material dispute with any material customer or any vendor, to the Knowledge of the Members, no such customer or vendor intends to terminate, fail or refuse to renew, renegotiate or change the scope of rights or obligations, limit or reduce its business relations with the Company, or adversely change the pricing or other terms of its business with the Company.

3.19 Complete Copies of Materials. The Company has made available to Buyer true, correct and complete copies of all of the Company’s Books and Records. The minute books of the Company are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those Books and Records will be in the possession of the Company (directly or through counsel).

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Members to enter into this Agreement, Buyer hereby represents and warrants to the Members that:

4.1 Authorization; Enforceability. Buyer is a corporation duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions or to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party. Buyer has the necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by Buyer of the Transactions have been duly authorized by all necessary action on the part of Buyer, its directors, officers and members and no other proceedings on the part of Buyer is necessary to authorize this Agreement or such Transaction Documents or to consummate the Transactions. This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.

4.2 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation by Buyer of the transactions contemplated thereby, do not and will not require any action by or in respect of, or filing with, any Governmental Authority.

4.3 Non-Contravention. Neither the execution and delivery of this Agreement or any of the Transaction Documents to which Buyer is a party, nor the consummation of the Transactions, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment, violation of or an acceleration of an obligation or loss of material benefit, or constitute a default under (a) any provision of the certificate of incorporation or bylaws of Buyer, each as currently in effect, or (b) any Law applicable to Buyer or any of their respective material assets or properties, except in the case of clause (b) where such conflict, breach, impairment, violation or default would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions or to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party.

4.4 Brokers’, Finders’ Fees, etc. Buyer has not employed any broker, finder, investment banker or financial advisor (i) as to whom Buyer may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the Transactions.

Article V

COVENANTS

5.1 Access and Investigation. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Closing (the “Pre-Closing Period”), the Members and the Company shall, and shall cause each of their Representatives to: (a) provide Buyer and Buyer’s Representatives with access during normal business hours to the Company’s Representatives, personnel and assets and to all existing Books and Records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Buyer and Buyer’s Representatives with copies of such existing Books and Records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Buyer may request. During the Pre-Closing Period, Buyer may make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) and the Company shall facilitate (and shall cooperate fully with Buyer in connection with) such inquiries. No investigation by Buyer or its Representatives or other information received by Buyer or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Member or the Company in this Agreement.

5.2 Operation of the Business of the Company. During the Pre-Closing Period, the Members and the Company agree that the Company shall conduct its business and operations in the Ordinary Course of Business and, to the extent in the Ordinary Course of Business, in substantially the same manner as such business and operations have been conducted prior to the Agreement Date and the Members and the Company shall use reasonable best efforts to preserve intact the Company’s current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, distributors, customers, landlords, creditors, employees, merchants and other Persons having business relationships with the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not take any of the following actions, unless (i) specifically permitted in Schedule 5.2, or (ii) consented to in writing by Buyer (which consent for purposes of this Section 5.2 only may be granted by email received from Sam Zales from the following email address:

[EMAIL] delivered to Bruce Thompson at the following email address: [EMAIL], in each case, solely to the extent such email expressly grants such consent (for the avoidance of doubt, the failure to respond to an email requesting such consent shall not be deemed to be consent to the matter in question, notwithstanding anything contained in the email requesting such consent to the contrary)):

(a) cancel or fail to renew any of its respective insurance policies or reduce the amount of any insurance coverage provided by such insurance policies;

(b) sell, issue or authorize the issuance of: (i) any Membership Units or other security; (ii) any option or right to acquire any Membership Units (or cash based on the value of Membership Units) or other security; or (iii) any instrument convertible into or exchangeable for any Membership Units (or cash based on the value of Membership Units) or other security;

(c) permit any Direct Member to transfer, assign or encumber any Purchased Units or permit any Indirect Member to transfer, assign or encumber any equity interests in any Direct Member;

(d) amend or waive any of its rights under, or permit the acceleration of vesting under, any compensation obligation;

(e) amend or permit the adoption of any amendment to the Company’s Organizational Documents, or effect or permit the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) form any Subsidiary or acquire any equity interest or other interest in any other entity;

(g) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000;

(h) (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Company Contract; or (ii) amend, extend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Company Contract, in each case other than any Contract, amendment, extension or renewal with end-users that are based upon and do not deviate in any material respect from the Standard Form Agreements.

(i) allow or suffer any material Permit to lapse, expire, be cancelled, suspended, limited, revoked or materially modified, or not be renewed (if due prior to Closing);

(j) (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $25,000; (ii) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person; or (iii) waive or relinquish any right, except in the case of each of clauses (i)-(iii), in the Ordinary Course of Business;

(k) lend money to any Person (except that the Company may make routine travel and business expense advances to current employees of the Company in the Ordinary Course of Business);

(l) release or waive any claims or rights or Liabilities, other than in the Ordinary Course of Business;

(m) (i) enter into any collective bargaining agreement or negotiations related to any such agreement; (ii) establish, adopt, amend, terminate or provide discretionary benefits under any Company

Benefit Plan (or arrangement that would be an Company Benefit Plan if in effect on the Agreement Date); (iii) pay any bonus or profit-sharing payment, cash incentive payment or similar payment, except in accordance with Company bonus plans or commissions plans established prior to the Agreement Date and made available to Buyer; (iv) modify or make any commitment to modify the commissions, bonuses, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) payable to any of its employees, officers or managers; (v) modify or make any commitment to modify the base salary payable to any employee with annual base compensation in excess of $75,000; (vi) modify or make any commitment to modify the compensation or remuneration payable to any of its Contingent Workers; (vii) demote or replace any employee with annual base compensation in excess of $75,000 (retroactively or otherwise) except following reasonable consultation with Buyer; (viii) promote or change the title of any of its employees (retroactively or otherwise); (ix) fund, other than in the Ordinary Course of Business, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (x) hire or make an offer to hire any Contingent Worker or new employee on a full-time, part-time, consulting or other basis with annual base compensation in excess of $150,000, other than hires to replace persons who terminate employment with the Company during the Pre-Closing Period; (xi) terminate the employment or services of any employee with annual base compensation in excess of $75,000 other than termination for cause and following reasonable consultation with Buyer; (xii) terminate the employment or services of any other employee or any Contingent Worker other than termination for cause; or (xiii) communicate with any employee regarding any compensation or benefits to be provided by Buyer after the Closing without the prior written consent of Buyer;

(n) change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable Law or accounting or auditing standards or by Buyer);

(o) transfer any assets outside of the Ordinary Course of Business;

(p) commence or settle any Action or threatened Action;

(q) accelerate the collection of any accounts receivable or delay the payment of any accounts payable beyond their regular due dates;

(r) incur any Liabilities or make any payments outside of the Ordinary Course of Business;

(s) incur any Indebtedness;

(t) make any payments or provide any consideration to any Member or any immediate family member or Affiliate of any Member, except for the payment of accrued but unpaid compensation in the Ordinary Course of Business;

(u) enter into any contract with any Member, except as explicitly required by the terms of this Agreement;

(v) except as required by applicable accounting or auditing standards and consistent with past practices, revalue any of its assets (whether tangible or intangible), write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(w) sell, dispose of, assign, license, sublicense, covenant not to sue with respect to, or otherwise transfer or grant or receive any rights with respect to any Technology or Intellectual Property Rights, or abandon or permit to lapse or expire any Intellectual Property Rights or acquire any Intellectual

Property Rights from any Person, except for granting or receiving non-exclusive licenses of Intellectual Property Rights in the Ordinary Course of Business;

(x) take any action that could reasonably be expected to impair the business of the Company or the long-term financial condition of Company or omit to take any action where such omission could reasonably be expected to impair the business or long-term financial condition of the Company;

(y) fail to take any action or pay any fees in a timely manner to maintain and preserve any Company Owned Intellectual Property, or otherwise allow any actions or fees to become delinquent or subject to surcharge with respect to any Company Owned Intellectual Property; and

(z) agree or commit to take any of the actions described in clauses “(a)” through “(y)” above.

Notwithstanding the foregoing, the Company will not be restricted by this Section 5.2 from taking any action set forth in “(a)” through “(y)” above in this Section 5.2 if: (i) Buyer gives its prior written consent to the taking of such action by the Company; or (ii) such action is expressly listed in Schedule 5.2.

5.3 Notification. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing. During the Pre-Closing Period, the Members shall promptly notify Buyer in writing if any Member obtains Knowledge of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company or any Member in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date and that would cause or constitute a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company or any Member in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date; (iii) any breach of any covenant or obligation of the Company or any Member such that the condition in Section 6.2 would not be satisfied; (iv) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions or any Transaction Document; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely. No notification under this Section 5.3 shall be required with respect to matters consented to in writing by Buyer pursuant to the last paragraph of Section 5.2 or the actual taking of actions contemplated by Schedule 5.2.

5.4 Further Action. The Company, each of the Members (including the Sellers’ Representative), and Buyer shall use their respective reasonable best efforts to take any actions reasonably necessary or appropriate to consummate the transactions contemplated herein and fulfill the conditions to the Closing set forth herein as promptly as practicable following the Agreement Date, including, with respect to the Company and each Member (including the Sellers’ Representative), delivering to Buyer such certificates and other documents as required to satisfy each of the conditions set forth in Article VI. The Company, each of the Members (including the Sellers’ Representative), and Buyer shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Transaction Document as may be requested by the other parties hereto.

5.5 Confidentiality. At all times on and after the Agreement Date, the Members (including the Members’ Representative) and the Company shall (a) treat and hold, and shall cause their respective Affiliates and Representatives to treat and hold, as confidential any information concerning the Company, the Business, this Agreement and the terms hereof and otherwise pertaining to this Agreement or

Transactions, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), (b) refrain from using any of the Confidential Information, except (i) by the Company in the Ordinary Course of Business and (ii) by the Members in connection with evaluating or consummating the Transactions or as otherwise reasonably may be necessary in connection with the evaluation or administration of its direct or beneficial ownership of the Membership Units, provided that no the Members shall disclose the Confidential Information except to its respective Representative with a bona fide need to know and subject to contractual, regulatory or ethical non-disclosure and use obligations, and (c) with respect to the Members only, deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control, other than such Confidential Information constituting financial information of the Company that a Member would reasonably need to retain in connection with clause (b)(ii) above. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to the public other than as a result of a breach of this Section 5.5 or other act or omission of the Members, or any of their respective Affiliates or Representatives. In the event that the Company, the Members, or any of their respective Affiliates or Representatives are requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Company, or the Members, as applicable, shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective Order or the receipt of a waiver hereunder, the Company, the Members, or any of their respective Affiliates or Representatives are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Company, the Members, or their respective Affiliates or Representatives (as applicable) may disclose the Confidential Information to the tribunal; provided, that the Company, the Members, or their respective Affiliates or Representatives (as applicable) shall use their reasonable best efforts to obtain, at the written request of Buyer, an Order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Reasonable Efforts.

5.6 Reasonable Efforts . Prior to the Closing: (a) the Company and each Member shall use their respective reasonable best efforts to cause the conditions set forth in Article VI to be satisfied on a timely basis; and (b) Buyer shall use its reasonable best efforts to cause the conditions set forth in Article VII to be satisfied on a timely basis.

5.7 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates and Representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

5.8 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), from and after the Agreement Date neither the Sellers’ Representative, any Member, nor any Member’s Representative shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Buyer.

5.9 Expenses. Whether or not the Transactions are consummated, all third party expenses shall be the obligation of the respective party incurring such fees and expenses, including that all Member Transaction Expenses shall be the obligation of the Members, subject to Section 1.5(b)(iv).

5.10 No Transfers of Direct Member or Company Equity Securities. Except as otherwise provided in this Section 5.10, during the Pre-Closing Period, no Member shall cause, direct, or permit any of its Affiliates or Representatives to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any equity securities of the Company or any Direct Member, or any options, warrants or other securities (collectively, “Derivative Instruments”) of the Company or any Direct Member, including, without limitation, any such equity securities or Derivative Instruments of the Company or any Direct Member now owned or hereafter acquired by such Member, or (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such Member or any Representative of such Member), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any equity securities or Derivative Instruments of the Company or any Direct Member, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of equity securities of the Company or any Direct Member or other securities, in cash or otherwise without the prior written consent of Buyer. During the Pre-Closing Period, TopCo may issue new equity interests, provided that (i) each issuance is approved in accordance with TopCo’s Organizational Documents (ii) each issuance is to an Indirect Member who is also a member of the Company’s management, (iii) each other Indirect Member is provided prior written notice of such issuance and (iv) Buyer is provided prior written notice of such equity issuance on or prior to November 20, 2023 (provided that the closing of such equity issuances may occur after November 20, 2023 and prior to the Closing).

5.11 Integration Efforts. During the Pre-Closing Period, the Members and the Company will cause the members of management and the employees of the Company to provide Buyer and its employees and representatives assistance, as reasonably requested, in connection with (i) the transition of the operations of the Company to the Buyer, (ii) the integration of the Company’s business into the business of Buyer, (iii) the transition of customers, partners vendors, and service provider relationships as requested by Buyer, (iv) Buyer accessing information relating to the operation of the Company’s technical architecture, and (v) evaluating employee and human resource matters, including that the Members will provide information to the Buyer, as reasonably requested, regarding the Company’s employees roles, salary, compensation and responsibilities. The Members and the Company agree to cooperate with all reasonably requested integration planning requested by Buyer, including providing Buyer the services of employees and qualified resources, as reasonably necessary, to support Buyer’s transition and integration. During the Pre-Closing Period, the Company will hold at least one (1) meeting of its board of managers per calendar week during the Company’s regular business hours, and Bruce Thompson will use his reasonable best efforts to attend each such meeting subject to reasonable advance notice (not less than required pursuant to the Operating Agreement unless waived by Bruce Thompson). Notwithstanding anything contained in this Agreement or the Disclosure Schedule to the contrary, the Members and the Company hereby agree (i) that without the prior written consent of Buyer, the Company will not implement the compensation changes listed in Section 3.13(e) of the Disclosure Schedule that are listed as having an effective date as of November 6, 2023 and are designated as either “Base pay adjustment, salary equity” or “Pay rate Increased” (collectively, the “Subject Compensation Changes”), and (ii) to cooperate with Buyer’s reasonable requests in analyzing the financial impact to the Company of implementing the Subject Compensation Changes, implementing any alternative arrangements to the Subject Compensation Changes as determined by Buyer, and implementing any communication plan(s) pertaining to the subject matter of this sentence, as determined by Buyer, and (iii) will not communicate to employees of the Company regarding the Subject Compensation Changes, the suspension thereof or any proposed alternative arrangements without the prior written consent of Buyer.

5.12 Certain Closing Financial Information. No later than two Business Days prior to the Closing, the Company shall deliver to Buyer (a) an estimated balance sheet as of the Net Working Capital Measurement Time (the “Estimated Closing Balance Sheet”), and (b) based thereon, the Company’s calculations of Indebtedness, Current Assets, Current Liabilities and Net Working Capital (including for the avoidance of doubt, account line items consistent with methodology attached hereto as Schedule 1.1(d)), in each case as of the Net Working Capital Measurement Time (the “Closing Calculations”). In addition, on the Closing Date but prior to the Closing, the Company shall deliver to Buyer the Company Cash balance as of 9:00 a.m. Eastern Time on the Closing Date (the “Closing Cash Reference Time”) consistent with the daily summary view provided to Buyer in accordance with past practice (the “Closing Cash Balance”).

5.13 Termination and Release of Original Indemnification Rights by Buyer. For and in consideration of the willingness of the Indirect Members to enter into this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing, Buyer, on behalf of itself and each of its Representatives, agents and Affiliates (collectively, the “Releasing Parties”), hereby (a) agrees that all surviving indemnification rights of Buyer (and the reciprocal indemnification obligations of the indemnifying parties with respect thereto) pursuant to Article X of that certain Membership Interest Purchase Agreement, dated as of December 9, 2020 (the “Original Agreement”), by and among the Company, TopCo, the members defined therein (the “Original Members”), and Bruce Thompson, in his capacity as the Members’ Representative (the “Original Indemnification Rights”) are terminated and (b) fully, finally and irrevocably release, acquit and forever discharge the Members and their respective assigns, heirs, beneficiaries, creditors, Representatives, agents and Affiliates (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, suits, causes of action, damages, demands, Liabilities, obligations, costs, losses and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past accruing prior to or as of the Closing Date against the Released Parties, or any of them with respect solely to the Original Indemnification Rights. On the Closing Date, following the Closing, Buyer and Bruce Thompson, in his capacity as the Member’s Representative under the Original Agreement, shall give joint written instructions to the escrow agent under the Original Agreement to release from the Specified Matters Escrow Fund an amount equal to aggregate amount thereof, it being acknowledged and agreed that such amount shall be released to the payment agent thereunder for distribution to the Original Members in accordance with the terms of the Original Agreement. If this Agreement is terminated as provided in Article VIII or, if for any other reason, the Closing does not occur, all provisions in this Section 5.13 shall be null and void and have no force or effect.

Article VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by Buyer):

6.1 Representations and Warranties.

(a) Each of the Member Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

(b) Each of the representations and warranties made by the Members in this Agreement (other than the Member Fundamental Representations) shall be true and correct in all respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any such representation or warranty not qualified by materiality or Material Adverse

Effect) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

6.2 Covenants. The Company and each Member shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company and any Members prior to the Closing. The Company and each Member shall have delivered to Buyer all certificates and other documents that it is required to deliver to Buyer pursuant to this Agreement prior to the Closing.

6.3 Governmental Consent. All transfers of Permits and all approvals of or notices to any Governmental Authority the granting or delivery of which is necessary for the consummation of the transactions contemplated herein, or for the continued operation of the Business, shall have been obtained or made, as applicable. All filings with and approvals of any Governmental Authority required to be made or obtained in connection with the transactions contemplated herein shall have been made or obtained and shall be in full force and effect.

6.4 No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect.

6.5 Certain Financial Condition Requirements. Net Working Capital as of 12:01 Eastern Time on the Closing Date shall be no less than the Normalized Net Working Capital Target Amount, and the Closing Cash Balance shall be no less than the Normalized Cash Balance Target Amount.

6.6 Effective Agreements. Each Transaction Document shall be in full force and effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prevents or impedes the consummation of the Transactions.

6.8 No Other Actions. No Governmental Authority and no other Person shall have commenced any Action: (a) challenging the Transactions or any of the other Transactions or seeking the recovery of Losses in connection with the Transactions or any of the other Transactions; (b) seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the Company; (c) that would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions; or (d) seeking to compel the Company, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the Transactions.

6.9 Members’ Certificate. Buyer will have received a certificate (the “Members’ Closing Certificate”) executed by Sellers’ Representative and Chief Financial Officer of the Company certifying (a) that as of the Closing Date the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 have been satisfied, (b) that the Closing Calculations and Closing Cash Balance are as set forth in the Members’ Closing Certificate and, in each case, that such amounts and calculations were prepared in good faith based on the Estimated Closing Balance Sheet, and the Members have no Knowledge that the Closing Calculations and Closing Cash Balance do not present fairly in all material respects the Net Working Capital of the Company as of the Net Working Capital Measurement Time and the Company Cash as of the Closing Cash Reference Time, in each case, subject to changes resulting from normal year-end and month-end adjustments in the Ordinary Course of Business (none of which shall be material individually or in the aggregate), (c) that the Estimated Closing Balance Sheet is as set forth on the Members’ Closing Certificate and such Estimated Closing Balance Sheet was prepared in good faith and in accordance with GAAP, (d) that the Members have no Knowledge that the Estimated Closing Balance Sheet does not present fairly in all material respects the financial condition of the Company as of the Closing Date, subject to changes resulting from normal year-end and month-end adjustments in the Ordinary Course of Business (none of which shall be material individually or in the aggregate), and (e) since the Closing Cash Reference Time, the Company has made no disbursements of Company Cash, other than in the Ordinary Course of Business.

6.10 Certificate of Good Standing. A certificate of good standing from the Secretary of State of the State of Delaware which is dated within five Business Days prior to Closing with respect to the Company.

6.11 Transaction Documents. The other Transaction Documents to which the Company or any Member is a party shall have been duly executed by the Company or such Member (as applicable) and delivered to Buyer.

6.12 Release Agreement. The Release Agreement shall be in full force and effect and no Member nor the Responsible Party shall have taken any action to terminate or invalidate the Release Agreement with respect to such Member or Responsible Party (as applicable) or otherwise.

6.13 Resignation Letter. Buyer shall have received a resignation letter in a form reasonably acceptable to Buyer, from (a) each director, manager, and officer of the Company, to the extent requested by Buyer at least ten (10) days prior to the Closing, and (b) any employee listed on Schedule 6.13, pursuant to which each such director, manager, officer and employee will resign from his or her applicable positions with the Company effective as of the Closing.

6.14 Form W-9. Buyer shall have received an original and duly executed IRS Form W-9 (or other proof of exemption from withholding under Section 1445 and 1446(f) of the Code in connection with the Transactions reasonably satisfactory to Buyer) from each Member as contemplated in Section 1.5(a)(vi).

6.15 Termination of Pearl. Unless otherwise determined by Buyer, Buyer shall have received a certificate, signed by Bruce Thompson, certifying that the covenants set forth in Section 5.11 of that certain Asset Purchase Agreement, dated as of December 9, 2020, between Buyer, Pearl Technology Holdings, LLC, a Texas limited liability company (“Pearl”), and T5 (the “Pearl Acquisition Agreement”), have been satisfied on or before the Closing Date.

Article VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE MEMBERS

The obligations of the Members under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Sellers’ Representative):

7.1 Representations and Warranties.

(a) Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date

(other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

(b) Each of the representations and warranties made by Buyer in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct in all respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any such representation or warranty not qualified by materiality or Material Adverse Effect) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

7.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer prior to the Closing. Buyer shall have delivered to the Sellers’ Representative all certificates and other documents that it is required to deliver to the Company pursuant to this Agreement.

7.3 Governmental Consent. All transfers of Permits and all approvals of or notices to any Governmental Authority the granting or delivery of which is necessary for the consummation of the transactions contemplated herein, or for the continued operation of the Business, shall have been obtained or made, as applicable. All filings with and approvals of any Governmental Authority required to be made or obtained in connection with the transactions contemplated herein shall have been made or obtained and shall be in full force and effect.

7.4 Officer’s Certificate. The Sellers’ Representative shall have received a certificate duly executed on behalf of Buyer by an officer of Buyer and containing the representation and warranty of Buyer that the conditions set forth in Sections 7.1 and 7.2 have been satisfied (the “Buyer Closing Certificate”).

7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prevents or impedes the consummation of the Transactions.

7.6 Transaction Documents. The Transaction Documents to which Buyer is a party shall have been duly executed by Buyer and delivered to the Sellers’ Representative.

Article VIII

TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and the Sellers’ Representative;

(b) by Buyer, if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on December 31, 2023 (the “End Date”); provided, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the sale of the Purchased Units by the End Date results from, or is caused by, a material breach by Buyer of any of its representations, warranties, covenants or agreements contained herein;

(c) by Buyer or the Sellers’ Representative if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the sale of the Purchased Units as contemplated herein;

(d) by Buyer if: (i) any of the representations and warranties the Members or the Company contained in this Agreement shall be inaccurate as of the Agreement Date, or shall have become inaccurate as of a date subsequent to the Agreement Date, such that the condition set forth in Section 6.1 would not be satisfied; (ii) any of the covenants of the Company or the Members contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company or the Members as of a date subsequent to the Agreement Date or a breach of a covenant by the Company or any Member is curable by the Company or such Member through the use of reasonable efforts within ten (10) Business Days after Buyer notifies the Sellers’ Representative in writing of the existence of such inaccuracy or breach (the “Member Cure Period”), then Buyer may not terminate this Agreement under this Section 8.1(d) as a result of such inaccuracy or breach prior to the expiration of the Member Cure Period, provided the Company or the applicable Member, during the Member Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Member Cure Period);

(e) by the Sellers’ Representative if: (i) any of Buyer’s representations and warranties contained in this Agreement shall be inaccurate as of the Agreement Date, or shall have become inaccurate as of a date subsequent to the Agreement Date, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Buyer’s representations and warranties as of a date subsequent to the Agreement Date or a breach of a covenant by Buyer is curable by Buyer through the use of reasonable efforts within ten (10) Business Days after the Sellers’ Representative notifies Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Sellers’ Representative may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided Buyer, during the Buyer Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Buyer Cure Period).

8.2 Termination Procedures. If Buyer wishes to terminate this Agreement pursuant to Section 8.1, Buyer shall deliver to the Sellers’ Representative a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If the Sellers’ Representative wishes to terminate this Agreement pursuant to Section 8.1, the Sellers’ Representative shall deliver to Buyer a written notice stating that the Sellers’ Representative is terminating this Agreement and setting forth a brief description of the basis on which the Sellers’ Representative is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither any Member nor Buyer shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article X; and (c) the parties shall, in all events, remain bound by and continue to be subject to Sections 5.5, 5.8, and 5.9.

Article IX

INDEMNIFICATION

9.1 Survival of Representations, Covenants and Agreements.

(a) General Survival. Subject to Section 9.1(c), the representations and warranties of the Members made in this Agreement and the Members’ Closing Certificate (in each case other than the Member Fundamental Representations) shall survive the Closing until 11:59 pm (Eastern time) on the date that is twelve (12) months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Buyer Indemnified Party delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. The representations and warranties of Buyer contained in this Agreement, the Transaction Documents or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

(b) Fundamental Representations. Notwithstanding anything to the contrary contained in Section 9.1(a), but subject to Section 9.1(c), the Member Fundamental Representations shall survive until the thirtieth (30th) day following the expiration of the longest statute of limitations applicable to the subject matter thereof; provided, however, that if, at any time on or prior to the expiration of all applicable statutes of limitation referred to in this sentence, any Buyer Indemnified Party delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any Member Fundamental Representation and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.

(c) Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Section 9.1(a) and Section 9.1(b) shall not apply in the event of any fraud, intentional misrepresentation or willful breach by or on behalf of the Company (other than at the direction of Buyer), the Sellers’ Representative or any Member.

(d) Covenants. Any covenant or obligation of the Company, the Members or the Sellers’ Representative in this Agreement shall survive the Closing until the date fully performed.

(e) General. Except to the extent that a different time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the maximum period allowable under Section 8106(c) of Title 10 of the State of Delaware Code.

9.2 Indemnification.

(a) Indemnification of Buyer Indemnified Parties. From and after the Closing, each Indirect Member (severally and not jointly, in accordance with its Pro Rata Portion) shall indemnify and hold harmless Buyer and its respective officers, directors, employees, agents and Affiliates (including the Company), and their respective direct and indirect partners, members, shareholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses directly or indirectly arising out of, related to, accrued or incurred in connection with:

(i) any breach of or inaccuracies in any representation or warranty made by the Members in this Agreement or in any certificate delivered to Buyer at the Closing (including the Members’ Closing Certificate) (other than Losses arising out of, related to, accrued or incurred in connection with any breach of or inaccuracies in any representations or warranties made in Article II by an Indirect Member, for which only the applicable Member responsible for such breach shall indemnify and hold harmless the Buyer Indemnified Parties);

(ii) any breach or nonperformance of any covenant or obligation in this Agreement to be performed by the Members or the Company hereunder (other than Losses arising out of, related to, accrued or incurred in connection with any breach or nonperformance of any covenant or obligation in this Agreement to be performed by an Indirect Member in his, her, or its capacity as an Indirect Member, for which only the applicable Indirect Member responsible for such breach or nonperformance shall indemnify and hold harmless the Buyer Indemnified Parties);

(iii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in a Consideration Spreadsheet, including any failure to properly calculate the portion of the Purchase Price payable to any Member;

(iv) any Member Transaction Expenses (to the extent not taken into account in determining the amount of the Closing Payment pursuant to Section 1.5(b));

(v) (A) any fraud or intentional misrepresentation committed by the Company (other than at the direction of the Buyer), the Member Representative, the Members or any of its or their Representatives or Affiliates in connection with the Transactions or (B) any willful breach of this Agreement or any Transaction Documents committed by the Company (other than at the direction of the Buyer), the Member Representative, the Members or any of its or their Representatives or Affiliates;

(vi) any Member-Related Claims;

(vii) the fraud, gross negligence or willful misconduct prior to the Closing of the Company or any member of the Company’s senior management or, to the extent known to any member of the Company’s senior management, of its employees, agents or representatives;

(viii) any indemnifiable loss of the Company based upon a Third Party Claim under the Pearl Acquisition Agreement, including as a result of or arising from (A) any breach of the Fundamental Representations (as defined in the Pearl Acquisition Agreement) of Pearl set forth therein or in the other Transaction Documents, Schedules or certificates delivered in connection therewith (each capitalized term as defined in the Pearl Acquisition Agreement), (B) any breach or nonfulfillment of any covenant or agreement on the part of Pearl under the Pearl Acquisition Agreement or the other Transaction Documents (as defined in the Pearl Acquisition Agreement), recognizing that the Company delayed the wind-down of Pearl and its subsidiaries, which is now addressed in Section 6.15, (C) the Excluded Liabilities (as defined in the Pearl Acquisition Agreement), or (D) all Taxes arising from the transactions contemplated by the Pearl Acquisition Agreement; and

(ix) any costs and expenses of enforcement to recover Losses due to any Buyer Indemnified Party under this Article IX.

(b) Materiality. For purposes of determining whether or not there has been an inaccuracy or breach of a representation or warranty as well as the amount of any Loss incurred in connection with any inaccuracy or a breach of a representation or warranty for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(a)(i), all references to “material” or “Material Adverse Effect” or other similar qualifiers included in such representations and warranties shall be disregarded.

9.3 Limitations.

(a) Deductible. Subject to Section 9.3(c), no Buyer Indemnified Party shall be entitled to any indemnification payment pursuant to Section 9.2(a)(i) for any inaccuracy in or breach of any representation or warranty made in Article III of this Agreement until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any such representations or warranties made in Article III of this Agreement) that have been directly or indirectly suffered or incurred by any one or more of such Buyer Indemnified Parties exceeds $375,000 in the aggregate (the “Deductible Amount”). If the total amount of such Losses exceeds the Deductible Amount, then the Buyer Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Losses exceeding the Deductible Amount.

(b) Recourse to Escrow Fund. Subject to Section 9.3(c) and Section 9.8, recourse by the Buyer Indemnified Parties to the Escrow Fund shall be the Buyer Indemnified Parties’ sole and exclusive remedy under this Agreement against the Indirect Members for monetary Loss resulting from any inaccuracy in or breach of any representation or warranty made in Article III of this Agreement.

(c) Applicability of Escrow Amount Cap; Indemnification Cap.

(i) Notwithstanding anything in this Article IX to the contrary, the limitations set forth in Section 9.3(a) and Section 9.3(b) shall not apply (and shall not limit the indemnification or other obligations of any Indirect Member): (A) in the event of any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company (other than at the direction of Buyer), the Sellers’ Representative, or any Member; or (B) for inaccuracies in or breaches of the Member Fundamental Representations.

(ii) The total amount of indemnification payments that each Indirect Member can be required to make to the Buyer Indemnified Parties pursuant to Section 9.2(a) (in excess of the amount, if any, that was withheld with respect to such Indirect Member as a contribution to the Escrow Fund and paid to Buyer or any other Buyer Indemnified Party out of the Escrow Fund) shall be limited to an amount equal to such Indirect Member’s Member Cap. For the avoidance of doubt, the foregoing shall not limit or otherwise restrict the right of any Buyer Indemnified Party to pursue remedies (X) under any Transaction Document or other agreement or instrument against the parties thereto or (Y) in connection with any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company (other than at the direction of the Buyer), Sellers’ Representative or any Member (for which there shall be no limitation of liability hereunder).

(iii) With respect to (X) any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company (other than at the direction of the Buyer), Sellers’ Representative or any Member; (Y) inaccuracies in or breaches of any Member

Fundamental Representations; and (Z) any of the matters referred to in Sections 9.2(a)(ii) through 9.2(a)(ix), inclusive, the Buyer Indemnified Parties may, in their sole and absolute discretion, seek to recover amounts in respect of such claims, without order of priority, (1) directly from the Indirect Members, and (2) from the Escrow Fund.

(iv) Notwithstanding anything to the contrary in this Section 9.3, after the release of the Thompson Released Amount, in the event Buyer is entitled to a release of any funds from the Escrow Fund on account of any Losses, (i) the amount released to Buyer from the Escrow Fund shall be equal to the amount of such Losses recoverable from the Escrow Fund pursuant to other provisions of this Agreement multiplied by the aggregate Pro Rata Portion of all Indirect Members (other than the Pro Rata Portion of T5) and (ii) T5 shall pay to Buyer T5’s Pro Rata Portion of all such Losses.

(d) The Indirect Members shall not be liable under this Article IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Members contained in this Agreement solely to the extent the Sellers’ Representative can demonstrate that a Buyer Knowledge Party had actual knowledge of such inaccuracy or breach prior to the Agreement Date.

(e) Subject to Section 9.3(f) below, this Article IX shall be the sole and exclusive remedy of the Buyer Indemnified Parties from and after the Closing for any claims arising under, or in connection with, this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement or any certificate delivered pursuant hereto; provided, however, that this Section 9.3(e) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief; provided, further, that this Section 9.3(e) shall not prevent or limit any claim in the event of fraud, intentional misrepresentation or willful breach by or on behalf of the Company (other than at the direction of Buyer), the Sellers’ Representative or any Member.

(f) Nothing in this Agreement, including Section 9.3(e) and Section 9.8, shall limit the right of Buyer or any other Buyer Indemnified Party to pursue any and all available remedies under any Transaction Document against the parties thereto.

(g) All payments (if any) made to a Buyer Indemnified Party in connection with a breach of this Agreement will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

(h) No Buyer Indemnified Party is to be entitled to recover any Losses pursuant to this Article IX to the extent such Buyer Indemnified Party has recovered the full cash amount of such Losses pursuant to another provision of this Agreement or otherwise, so as to avoid duplication or “double counting” of the same Losses. For the avoidance of doubt, if a Buyer Indemnified Party is entitled to indemnification under more than one provision of this Agreement with respect to Losses, then such Buyer Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events. This Section 9.3(h) is intended solely to preclude a duplicate recovery by a Buyer Indemnified Party. Nothing herein shall preclude a Buyer Indemnified Party from seeking the maximum amount of potential indemnifiable Losses in accordance with the terms of this Agreement.

9.4 No Contribution. Each Member waives, and acknowledges and agrees that such Member shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Buyer or the Company in connection with any indemnification obligation or any other Liability to which such Member may become subject under or in connection with this Agreement or any other Transaction Document. Effective as of the Closing, the Sellers’ Representative, on behalf of itself and each Member, and each Member expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer or the Company.

9.5 Claims Procedures. Any claim for indemnification pursuant to this Article IX (and, at the option of any Buyer Indemnified Party, any claim pursuant to Section 9.2(a)(v)) shall be brought and resolved as follows:

(a) If any Buyer Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, any Loss for which it is or may be entitled to indemnification under this Article IX or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or the Transactions, such Buyer Indemnified Party may deliver a claim certificate (a “Claim Certificate”) to the Sellers’ Representative. Each Claim Certificate shall: (i) contain a brief description of the facts and circumstances supporting the Buyer Indemnified Party’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Buyer Indemnified Party might be entitled. Such Buyer Indemnified Party may update a Claim Certificate from time to time to reflect any change in circumstances following the date thereof. If a claim under this Article IX may be brought under different or multiple sections, clauses or sub-clauses of Article IX (or with respect to different or multiple representations, warrants or covenants), then, subject to the conditions, qualifications and limitations and other provisions of this Article IX, the Buyer Indemnified Party shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses, and the Buyer Indemnified Party will not be precluded from seeking indemnification under any Subject Provision by virtue of the Buyer Indemnified Party not being entitled to seek indemnification under any other Subject Provision.

(b) After the giving of any Claim Certificate pursuant hereto, the amount of indemnification to which a Buyer Indemnified Party shall be entitled under this Article IX shall be determined (i) by the written agreement between the Buyer Indemnified Party and the Sellers’ Representative, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Buyer Indemnified Party and the Sellers’ Representative shall agree. For purposes of this Agreement, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) Subject to Section 9.7 and the limitations set forth in Section 9.3, in the event that any Losses are determined to be owed to any Buyer Indemnified Party, each Indirect Member shall promptly, and in no event later than five (5) Business Days after the determination of Losses hereunder, wire transfer to Buyer an amount equal to the product of (x) such Indirect Member’s Pro Rata Portion, multiplied by (y) the aggregate amount of such Losses (other than Losses arising out of, related to or incurred or accrued in connection with any breach of or inaccuracies in any representation or warranties made by an Indirect Member in Article II, any breach of a covenant by an Indirect Member or any fraud, intentional misrepresentation or willful breach by an Indirect Member, for which the applicable Indirect Member responsible for such breach or act shall wire transfer to Buyer an amount equal to the entire aggregate amount of such Loss).

9.6 Third Party Claims.

(a) Third Party Claims. If any Buyer Indemnified Party receives notice of the assertion or commencement of any claim or Action (whether against the Company, Buyer or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of any of the foregoing (a “Third Party Claim”) against such Buyer Indemnified Party with respect to which the Indirect Members are obligated to provide indemnification under this Agreement, the Buyer Indemnified Party shall give the Sellers’ Representative reasonably prompt written notice thereof. The failure to promptly give such written notice shall not, however, relieve the Indirect Members of their indemnification obligations, except and only to the extent that the Indirect Members are actually and materially prejudiced thereby. Such notice by the Buyer Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that have been or may be sustained by the Buyer Indemnified Party. With respect to any Third Party Claim for which any Buyer Indemnified Party is seeking indemnification hereunder, the Buyer Indemnified Party shall have the right to defend (at the expense of the Indirect Members) or to settle or compromise such claim; provided that any such settlement or compromise made without the Sellers’ Representative’s consent (not to be unreasonably conditioned, delayed or withheld) shall not be determinative of the amount of any Losses under this Agreement. The Sellers’ Representative (at the expense of the Indirect Members) shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, the defense of any such Third Party Claim; provided, further, that, for the sake of clarity, it is agreed that the Members shall not have the ability, without the prior written consent of such Buyer Indemnified Party, to petition, make any motion to, or take any other procedural action in connection with such Third Party Claim.

(b) Cooperation. The Sellers’ Representative, the Members, and the Buyer Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of Buyer, providing copies of records within the Member’s possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the Members, as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

9.7 Release from Escrow.

(a) Within five (5) Business Days after the Expiration Date, Buyer will notify the Sellers’ Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all claims for indemnification that have been asserted against the Escrow Fund, but not resolved on or prior to 11:59 p.m. (Eastern time) on the Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Subject to Section 9.7(b), within five (5) Business Days following the Expiration Date, Buyer and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund an amount in the aggregate equal to (i) the amount held in the Escrow Fund as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Escrow Amount, to the Payment Agent for distribution to Indirect Member, on behalf of the Direct Members, in accordance with each Indirect Member’s Pro Rata Portions. Upon the full and final resolution of any Continuing Claims, all remaining funds in the Escrow Fund shall be distributed to the Indirect Members, on behalf of the Direct Members, in accordance with the procedures set forth in this Section 9.7(a).

(b) Notwithstanding anything to the contrary in Section 9.7(a), in the event of a Thompson Covenant Violation and related release of the Thompson Released Amount from the Escrow Fund, thereafter (i) T5 will no longer be permitted to receive any funds released from the Escrow Fund and (ii) any release from the Escrow Fund shall be made to the Indirect Members (other than T5), on behalf of the Direct Members, on a relative pro rata basis to the Indirect Members (other than T5) calculated by multiplying such amount to be so released from the Escrow Fund by a fraction the numerator of which is such Indirect Member’s Pro Rata Portion and the denominator of which is the aggregate Pro Rata Portion of all Indirect Members (other than T5).

(c) With respect to any amount to be released to the Direct Members pursuant to the Escrow Agreement or Section 9.7(a): (i) each distribution to be made from the Escrow Fund to a particular Indirect Member on behalf of a Direct Member shall be effected in accordance with the payment delivery instructions and in the amounts set forth in the Consideration Spreadsheet; and (ii) all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Escrow Fund shall be consistent with this Section 9.7(b).

(d) Within five (5) Business Days after any amounts are determined to be owed to Buyer from the Escrow Fund, Buyer and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund such amounts payable to Buyer.

9.8 Bruce Thompson Escrow. Notwithstanding anything to the contrary in this Agreement, if Bruce Thompson violates or breaches any provision of the Thompson Restrictive Covenant Agreement (“Thompson Covenant Violation”), T5 will forfeit its Pro Rata Portion of the amount remaining in the Escrow Fund at the time of such violation (“Thompson Released Amount”). Within (5) Business Days following the date of a Thompson Covenant Violation, Buyer and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund an amount equal to the Thompson Released Amount to the Buyer. Notwithstanding the reduction of T5’s Pro Rata Portion, or anything else to the contrary contained in this Agreement, Bruce Thompson and T5 shall still remain responsible for T5’s Pro Rata Portion (without giving effect to any adjustment in T5’s Pro Rata Portion) of all Losses in accordance with the provisions of this Article IX and Section 10.16, including any Losses that are otherwise limited to recovery from the Escrow Fund.

Article X
MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified, and supplemented only by written agreement of Buyer and the Sellers’ Representative.

10.2 Waiver of Compliance. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.3 Notices. All notices, requests, consents and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy, email or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing (in accordance with this Section 10.3) by one party to the others:

if to the Members or the Sellers’ Representative prior to the Closing, then to:

Bruce Thompson
CarOffer, LLC
15601 Dallas Parkway, Suite 600
Addison, TX 75001
Email: [EMAIL]

if to the Members or the Sellers’ Representative after the Closing, then to:

Bruce Thompson
5214 Royal Lane
Dallas, TX 75229
Email: [EMAIL]

in each case, with a copy (which shall not constitute notice) to:

Munck Wilson Mandala, LLP

12770 Coit Road, Suite 600

Dallas, TX 75251

Attn: Randall G. Ray

Email: [EMAIL]

if to Buyer, then to:

CarGurus, Inc.

2 Canal Park, 4th Floor

Cambridge, MA 02141

Attn: General Counsel

Email: [EMAIL]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210
Attn: Robert E. Bishop and Nathan E. Hagler
Email: [EMAIL] and [EMAIL]

10.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign or transfer all or any part of its rights and obligations under this Agreement to an Affiliate of Buyer without written consent, provided that no such assignment or transfer shall relieve Buyer of its obligations under this Agreement. Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their successors and permitted assigns, any rights, claims, benefits, remedies, obligations or Liabilities under or by reason of this Agreement.

10.5 Entire Agreement. This Agreement, along with the other Transaction Documents and the schedules and exhibits hereto and thereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with fraud, intentional misrepresentation or willful breach; provided, further, that, from and after the Closing, this Agreement expressly supersedes all obligations of the parties contained in the Put and Call Annex. The parties hereto agree that the Put Call Annex shall automatically terminate and be of no further force or effect, and no party shall have any further rights or obligations thereunder, upon the Closing.

10.6 Expenses. Except as otherwise expressly provided herein, each party to this Agreement will pay its own costs and expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions.

10.7 Press Releases and Announcements. No press release related to this Agreement or the transactions contemplated herein, or other public announcement or announcement to the employees, customers, or suppliers of the Company, will be issued by the Company or any Member without the prior written approval of Buyer, except as otherwise required by Law.

10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

10.9 Jurisdiction; Service of Process. Any legal proceeding, suit or other Action relating to this Agreement or the enforcement of any provision of this Agreement (including an legal proceeding, suit or other Action based upon fraud, intentional misrepresentation or willful breach) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Action; (ii) agrees that the Delaware Court of Chancery and each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Action commenced in the Delaware Court of Chancery or any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Action has been brought in an inconvenient forum, that the venue of such legal proceeding, suit or other Action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11 Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement means United States dollars except where specifically provided to the contrary. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement. All references to schedules and exhibits refer to the schedules and exhibits of this Agreement, unless otherwise expressly provided. The term “including” means “including without limitation.” The term “or” has the inclusive meaning represented by the phrase “and/or”.

10.12 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

10.13 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature or other electronic means of delivery (including via portable document format (.pdf)) with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

10.15 Sellers’ Representative.

(a) Each Member by the adoption of this Agreement and by their signature hereunder irrevocably and unconditionally authorizes the Sellers’ Representative (i) to take any and all additional action as is contemplated to be taken or otherwise may be taken by or on behalf of the Company or the Members by or under the terms of this Agreement, including any waivers of Closing conditions or waivers of other Members’ rights and any agreement to terminate or alter this Agreement, (ii) to take all action necessary to the defense and/or settlement of any claims for which the Indirect Members may be required to indemnify the Buyer Indemnified Parties pursuant to Article IX hereof, and (iii) to give and receive all notices required to be given or received by the Members under this Agreement.

(b) All decisions and actions by the Sellers’ Representative, including, without limitation, any agreement between the Sellers’ Representative and Buyer relating to the defense or settlement of any claims for which the Members may be required to indemnify the Buyer Indemnified Parties pursuant to Article IX hereof, shall be binding upon all Members, and neither the Company nor any Member shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Sellers’ Representative shall not have any liability to any Member for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indirect Members shall severally but not jointly indemnify the Sellers’ Representative and hold it harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Sellers’ Representative shall be entitled to be reimbursed for reasonable expenses incurred in the performance of its duties (including, without limitation, the reasonable fees of counsel) by the Indirect Members; provided that the Sellers’ Representative shall first seek recourse with respect to such reasonable expenses from the Representative Expense Fund to the extent of the balance thereof.

(d) The Sellers’ Representative shall have reasonable access to relevant information about the Business for purposes of performing its duties and exercising his rights hereunder; provided that the Sellers’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Business or Buyer to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially) and execute a non-disclosure agreement in the form provided by Buyer.

(e) By his, her or its adoption of this Agreement, each Member agrees, in addition to the foregoing, that:

(i) Buyer shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification by Buyer pursuant to Article IX hereof, or any other actions required or permitted to be taken by the Sellers’ Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Members, and no Member shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except where the Sellers’ Representative fails to act in good faith and exercise reasonable judgment in connection with the matters described in this Section 10.15;

(iii) the provisions of this Section 10.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Member may have in connection with the Transactions; and

(iv) the provisions of this Section 10.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Member, and any references in this Agreement to a Member shall mean and include the successors to the rights of such Member hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

10.16 Responsible Party. The Responsible Party hereby absolutely, irrevocably and unconditionally guarantees, and agrees to cause the Indirect Member set forth across from the Responsible Party’s name on Schedule 1.1(b) to duly and punctually satisfy, all of its payment and performance obligations under this Agreement, as and when due pursuant to the terms of this Agreement, including (a) all covenant obligations set forth in Article V and (b) all indemnification obligations set forth in Article IX. This guaranty set forth in this Section 10.16 (i) is a present and continuing guaranty of performance and payment and not of collectability and (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other defense, set off, condition or contingency. This guaranty set forth in this Section 10.16 may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on the Responsible Party and its successors and assigns until all obligations in accordance with this Section 10.16 have been fully satisfied. If the Indirect Member set forth across from the Responsible Party’s name on Schedule 1.1(b) fails or refuses to pay any of the obligations payable by such Indirect Member pursuant to this Agreement, the Responsible Party shall immediately pay, or cause to be paid, such amounts free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

buyer:

CARGURUS, INC.

By: /s/ Jason Trevisan
Name: Jason Trevisan
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

COMPANY:

CAROFFER, LLC

By: /s/ Bruce Thompson
Bruce Thompson, Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

DIRECT Members:

CAROFFER INVESTORS HOLDING, LLC

By: /s/ Bruce Thompson
Bruce Thompson, Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

direct Members:

CarOffer MidCo, LLC

By: /s/ Bruce Thompson

Bruce Thompson, Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

HEALTH DIAGNOSTICS, LLC

a Delaware limited liability company

By: /s/ Bradford G. Peters

Bradford G. Peters, Managing Member

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

JOHN PAUL DEJORIA FAMILY TRUST

By: /s/ John Paul DeJoria

John Paul DeJoria, Trustee

JPD 2019 GIFT TRUST

By: /s/ John Paul DeJoria

John Paul DeJoria, Trustee

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

ORIENT EXPLORATION, LLC,

a Delaware limited liability company

By: /s/ Michael Lance

Michael Lance, President

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

REFFORAC HOLDINGS, LLC,

a Florida limited liability company

By: /s/ Johnny Garlich

Johnny Garlich, Manager

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ Matthew Lance

MATTHEW LANCE

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

SCHNITZER INTERESTS, LTD.,

a Texas limited partnership

By: KDGP LLC,

a Texas limited liability company

its general partner

By: /s/ David Bruce

Name: David Bruce

Title: Vice President

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

WONRAC, LLC,

a Texas limited liability company

By: /s/ Steven R. Burns

Steven R. Burns, Managing Member

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

T5 HOLDINGS, L.P.,

a Texas limited partnership

By: T1 Management Group, L.L.C.,

a Texas limited liability company,

its general partner

By:/s/ Bruce Thompson

Bruce Thompson, President

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ Mark Bland

MARK BLAND

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ Ziad Chartouni

ZIAD CHARTOUNI

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ Nicholas Gerlach

NICHOLAS GERLACH

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ Sherif Jitan

SHERIF JITAN

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ Scott Johnston

SCOTT JOHNSTON

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

INDIRECT Members:

/s/ David L. White

DAVID L. WHITE

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

SELLER REPRESENTATIVE:

/s/ Bruce Thompson

BRUCE THOMPSON

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

RESPONSIBLE PARTY:

/s/ Bruce Thompson

BRUCE THOMPSON